EXHIBIT 2.1

EXECUTION VERSION

Renovaro Biosciences Inc., as Buyer,

GEDi Cube Intl Ltd., as Company

The Sellers SIGNATORIES Hereto

and

Yalla Yalla Ltd., in its capacity as Sellers’ Representative

Stock Purchase AGREEMENT

Dated as of September 28, 2023

STOCK PURCHASE AGREEMENT

This stock purchase AGREEMENT (this “Agreement”), dated September 28, 2023 (the “Effective Date”), is by and among Renovaro Biosciences Inc., a Delaware corporation (“Buyer”), GEDi Cube Intl Ltd., a private company formed under the laws of England and Wales (“Company”), each of the shareholders of the Company that are named on signature pages hereto that have executed and delivered a copy of this Agreement as of the date hereof (collectively the “Signing Sellers”), each of the other shareholders of the Company that after the Effective Date execute and deliver to the Buyer, the Company and the Seller Representative (as defined below) a joinder agreement in substantially the form attached as Exhibit A hereto (each a “Seller Joinder”) to become a party to this Agreement which Seller Joinder is accepted in writing and executed and delivered by Buyer, the Company and the Seller Representative (collectively, the “Joining Sellers” and, together with the Signing Sellers, each a “Seller” and collectively, the “Sellers”), and Yalla Yalla Ltd., a private limited liability company registered and incorporated under the laws of Malta with company registration number C 103531 (“Yalla”), in its capacity as representative to the Sellers (the “Sellers’ Representative”). Buyer, Company, Sellers and the Sellers’ Representative are each referred to as a “Party” or collectively as the “Parties.”

WHEREAS, the Signing Sellers own the issued shares and other equity interests in or of Company set forth opposite such Signing Seller’s name in Exhibit B hereto (the “Company Shares”);

WHEREAS, Company holds the legal and beneficial title to all issued and outstanding shares, with a nominal value of EUR 0.01 (one euro cent) each, in the capital of Grace Systems B.V., a private limited liability company (een besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with address at Park Oosterspaarn 48, 2036MB Haarlem, the Netherlands, registered with the Trade Register of the Dutch Chamber of Commerce under number 58062203 (“Grace”), which such shares constitute the only issued and outstanding equity interests of Grace;

WHEREAS, Company holds the legal and beneficial title to all issued and outstanding shares, with a nominal value of EUR 0.01 (one euro cent) each, in the capital of Gedi Cube B.V., a private limited liability company (een besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with address at Park Oosterspaarn 48, 2036MB Haarlem, the Netherlands, registered with the Trade Register of the Dutch Chamber of Commerce under number 91275237, “GC Sub”), which such shares constitute the only issued and outstanding equity interests of GC Sub;

Whereas, Grace and GC Sub are engaged in the business of artificial intelligence machine learning technology with validation in humans for early diagnosis of lung cancers, as well as silico detection for additional cancers;

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WHEREAS, Buyer is a biotechnology company committed to developing advanced cell and gene therapies to promote stronger immune system responses potentially for long-term or life-long cancer remission in some of the deadliest cancers, and potentially to treat or cure serious infectious diseases such as Human Immunodeficiency Virus and potentially Hepatitis B virus infection;

Whereas, the Signing Sellers, and upon their execution and delivery of this Agreement, the Joining Sellers, desire to sell to Buyer, and Buyer desires to purchase from the Signing Sellers, and upon their execution and delivery of this Agreement, from the Joining Sellers, all of the issued and outstanding shares and any other equity interests in or of the Company in exchange for newly issued shares of Buyer Common Stock (the “Share Exchange”), on the terms and conditions set forth in this Agreement.

NOW, Therefore, in consideration of the premises and the mutual representations, warranties, covenants, and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, agree as follows:

Article I
DEFINITIONS

1.1 Certain Defined Terms. The terms below are defined as follows:

“Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction.

“AI” collectively means the AI Inputs, AI Outputs and AI Technology;

“AI Inputs” means any and all of the following generated by or derived from AI Technology which are, in whole or in part, used or relied upon, or licensed, sold, otherwise provided or accessed, by or to Company or its subsidiaries, including but not limited to, data, writings, works of authorship, graphics, pictures, recordings, any electronic or other information, text or numerals, audio or visual content, or materials of any nature or description;

“AI Outputs” means any and all services, products, data, writings, works of authorship, graphics, pictures, recordings, any electronic or other information, text or numerals, audio or visual content, or materials of any nature or description generated or derived by or on behalf of Company or its subsidiaries, from any AI Technology or AI Inputs, where such outputs are licensed, sold, provided to, or otherwise made available or accessible by Company or its subsidiaries to any third party;

“AI Technology” means any and all training, self-improving, or machine learning software, algorithms, hardware or other artificial intelligence tools or aids of any kind.

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“Accounting Principles” means, (i) with respect to Buyer and the other Renovaro Group members, US GAAP, (ii) with respect to Company, UK GAAP, and (iii) with respect to the Company’s subsidiaries, Dutch GAAP.

“Applicable Percentage” means an amount, expressed as a percentage and calculated as of the Closing Date immediately prior to Closing, equal to the ratio of (a) the aggregate number of Company Shares held by all Sellers, divided by (b) the aggregate Company Ordinary Shares issued and outstanding.

“as converted basis” means, as of any date of determination, all issued and outstanding shares of Buyer Common Stock and all Buyer Common Stock issuable upon the conversion of any outstanding Convertible Securities of Buyer as of such date, whether or not such Buyer Convertible Security is at the time convertible.

“Assets” of any Person means all assets and properties of every kind, nature, character and description, that are owned, leased or licensed by such Person.

“Buyer Common Stock” means the common stock of Buyer, par value $0.0001 per share.

“Buyer IP Rights” shall mean Buyer Patent Rights, Buyer Know-How Rights, Trade Secrets and any other Intellectual Property in or to the Buyer Technology.

“Buyer Know-How Rights” shall mean all Know-How Rights in and to Buyer Technology.

“Buyer Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Buyer and the Renovaro Group, taken as a whole; or (b) the ability of Buyer to timely perform its obligations under this Agreement or consummate the Transactions contemplated hereby on a timely basis; provided, however, that a Buyer Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, or consummation of the Transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery or consummation of this Agreement); (iii) any changes in applicable Law or Accounting Principles or other applicable accounting standards; (iv) acts of war or terrorism or the escalation thereof; (v) natural disasters, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus), public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which Buyer operates; (vii) any failure, in and of itself, by Buyer to meet any internal or published projections, forecasts, estimates,

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or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Buyer Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of Buyer’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Buyer Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Company’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Buyer or the Renovaro Group, taken as a whole, compared to other participants in the industries in which Buyer conducts its businesses.

“Buyer Patent Rights” shall mean any and all current and future Patent Rights that claim or Cover Company Technology related to Buyer’s business, including, but not limited to the Patent Rights set forth on Section 3.2.18(a) of the Buyer Disclosure Schedule.

“Buyer Special Representations” means the representations and warranties set forth in Section 3.2.17 and Section 3.2.18.

“Buyer Technology” shall mean all Technology that relates to Buyer’s business that is (i) owned by Renovaro Group or licensed to a Renovaro Group member immediately prior to the Effective Date or (ii) conceived, created, generated, made, derived, developed, reduced to practice or acquired by or on behalf of Renovaro Group, solely or jointly with any other Person.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company IP Rights” shall mean Company Patent Rights, Company Know-How Rights, Trade Secrets and any other Intellectual Property in or to the Company Technology.

“Company Know-How Rights” shall mean all Know-How Rights in and to Company Technology.

“Company Loan Proceed Shares” means any Renovaro Group Securities issued prior to Closing, the proceeds of which are used to finance the operations of the Company; provided; however; that in the event any such loan made by Buyer to the Company is prepaid by the Company prior to the Closing, such Renovaro Group Securities underlying the proceeds of such prepaid loan shall be reduced from the Company Loan Proceed Shares.

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“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Target Companies, taken as a whole; or (b) the ability of Company or Sellers to timely perform their obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, or consummation of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery or consummation of this Agreement); (iii) any changes in applicable Law or Accounting Principles or other applicable accounting standards (iv) acts of war or terrorism or the escalation thereof; (v) natural disasters, epidemics, pandemics, or disease outbreaks (including the COVID-19 virus), public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or other force majeure events; (vi) general conditions in the industry in which any Target Company operates; (vii) any failure, in and of itself, by any Target Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (viii) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Buyer’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Target Companies, taken as a whole, compared to other participants in the industries in which any Target Company conducts its business.

“Company Ordinary Shares” means the 2,157 ordinary shares of £1.00 each in the capital of Company.

“Company Patent Rights” shall mean any and all current and future Patent Rights that claim or Cover Company Technology related to Target Companies’ businesses.

“Company Securities” means, collectively, the Company Ordinary Shares and any Convertible Securities of the Company.

“Company Special Representations” means the representations and warranties set forth in Section 3.1.16.

“Company Technology” shall mean all Technology that is (i) owned by any Target Company or licensed to any Target Company (including by any Seller) immediately prior to the Effective Date or (ii) conceived, created, generated, made, derived, developed, reduced to practice or acquired by or on behalf of any Target Company, solely or jointly with any other Person.

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“Confidential Information” means any and all confidential or proprietary Information, whether communicated in writing or orally or by any other method, which is provided by or on behalf of one Party to the other Party in connection with this Agreement or the Transactions, and which is designated in writing as confidential at the time of such communication or which should, given the facts and circumstances surrounding the communication reasonably be understood as confidential by the receiving Party, excluding any information that (i) was in the public domain at the time of disclosure, (ii) is published or otherwise comes into the public domain after its disclosure through no violation of this Agreement, (iii) is disclosed to the recipient by a third party not under an obligation of confidence, or (iv) is already known by the recipient at the time of its disclosure as evidenced by written documentation of the recipient existing prior to such disclosure.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Entity or any other Person.

“Contract” means any legally binding written or oral contract, lease, sublease, license, sublicense, loan agreement, master services agreement, mortgage, security agreement, indemnity agreement, surety agreement, trust indenture or other agreement or instrument.

“Control”, “Controls”, or “Controlled by” means, with respect to any Person, the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Convertible Securities” means, with respect to a Person, collectively, any options, warrants, convertible notes, convertible preferred stock (including, in the case of Buyer, Preferred Stock) or other rights to subscribe for or purchase any capital stock of such Person or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interest of such Person. For the avoidance of doubt, Convertible Securities shall include any securities, rights and/or profits interests, issued by any Affiliate, plan, holding company, or other entity which, directly or indirectly, holds equity interests in such Person, and which can cause the revaluation, valuation, issuance, profits or payment compensation in connection with, or conversion, exercise or exchange of, any equity interests of such Person.

“Cover” means, (a) with respect to Know-How Rights, that such Know-How Rights were used in making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the product, and (b) with respect to a Patent Right, a Valid Patent Claim would (absent a license thereunder or ownership thereof) be infringed by making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the product, in each case, including research and development. Grammatical variations of the word “Cover”, including “Covered”, shall have correlative meanings.

“Dutch GAAP” means, the provisions of Title 9 of Book 2 of the Dutch Civil Code (Burgerlijk wetboek) and the Regulations for annual reporting (Richtlijnen voor de Jaarverslaggeving).

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“equity interest” means (i) with respect to a corporation, any and all classes or series of shares of capital stock, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (iii) with respect to any other entity, any other security representing ownership interest, equity or participation in such entity.

“Environmental Laws” means any Law, required permit, license or other authorization relating to: (i) releases or threatened releases of Hazardous Materials or materials containing Hazardous Materials; (ii) the presence, manufacture, refining, production, generation, handling, transport, use, treatment, recycling, storage, importing, labeling, testing, disposal, cleanup or control of Hazardous Materials or materials containing Hazardous Materials; (iii) pollution or protection of the environment or natural resources; or (iv) public health and safety or, as it relates to the handling of or exposure to Hazardous Materials, worker/occupational health and safety.

“Environmental Professional” means an individual licensed by a Governmental Entity to act on behalf of such Governmental Entity to oversee environmental site investigation and remediation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” means common law fraud under Delaware Law, including the elements of scienter and reliance, with respect to a representation or warranty (i) that was untrue, (ii) which the Person making the representation knew to be untrue at the time such representation was made, (iii) with the intent to deceive and for the purpose of inducing the recipient to act upon it.

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency, commission, governmental authority, or instrumentality of such government or political subdivision, or court, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority.

“Hazardous Material” means: (i) any substance, material or waste which is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law, including any substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “pollutant,” “contaminant,” “toxic substance,” “toxic waste” or other similar term or phrase under any applicable Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, natural gas liquids, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and asbestos-containing materials, urea formaldehyde, toxic mold, and radon; and (v) per- or polyfluoroalkyl substances.

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“Healthcare Law” means any Law relating to the regulation of the healthcare or clinical laboratory industry or to the payment for services rendered by healthcare providers, including, without limitation: Title XVIII of the SSA (Medicare); Title XIX of the SSA (Medicaid); Title 10, Chapter 55 of the U.S.C. (TRICARE); the Federal Anti-Kickback Law (42 U.S.C. § 1320a-7b); the Stark Law (42 U.S.C. § 1395nn); the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.); the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); the Federal Health Care Fraud law (18 U.S.C. § 1347); the criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001); the Medicare Secondary Payor Statute (32 U.S.C. § 1395y(b)); the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 321 et seq.) and all regulations promulgated thereunder; the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations and any state health care privacy, security or confidentiality Laws; the Patient Protection and Affordable Care Act (Pub. L 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations adopted thereunder; Laws pertaining to licensure, certification, registration or operation requirements of healthcare facilities, services or equipment, including, but not limited to, the Clinical Laboratory Improvement Amendments, as amended; CMS manual guidance, and applicable Medicare administrative contractor guidance pertaining to coding, coverage, reimbursement, claims submission, billing and collections; state certificate of need or similar Laws governing the establishment of healthcare facilities or service or the making of healthcare capital expenditures; state Laws relating to fee-splitting, patient brokering or the corporate practice of medicine; and any state physician self-referral prohibition or state anti-kickback Laws.

“In-License” means all licenses and other agreements under which (i) any Target Company or (ii) any member of the Renovaro Group has been granted a license to any Intellectual Property (other than for “shrink wrapped,” “click-through,” or other form license-based “off-the-shelf” third party Intellectual Property that is otherwise commercially available on standard, nondiscriminatory terms, for an annual or one-time license fee of no more than $50,000).

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (ii) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iii) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (iv) all obligations of such Person under leases that should be classified as finance leases in accordance with its Accounting Principles, (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (vi) all obligations of such Person in respect of acceptances issued or created, (vii) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (viii) all obligations secured by a Lien on any property of such Person, (ix) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (x) all obligations described in clauses (i) through (ix) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“Information” shall mean any and all data, information, materials and know-how (whether patentable or not), including, (a) ideas, discoveries, inventions, improvements, Technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components, or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements, business plans, marketing plans, and competitive strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing, process and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications, invention disclosures, patent applications or other documents containing or relating to such data, information, materials or know-how.

“Infringe” means any infringement as determined by applicable law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

“Intellectual Property” means any and all of the following and all rights in, relating to, arising out of, or associated with (whether provisional or non-provisional) intellectual property and proprietary rights, whether protected, created, or arising under any Law or jurisdiction throughout the world (including all applications or rights to apply for any of the following, and all registrations, renewals, extensions, future equivalents, and restorations, now or hereafter in force and effect), including: all United States, international, and foreign: (1) issued patents and patent applications, and all substitutions, reissues, divisions, reexaminations, provisionals, continuations, continuations-in-part, revalidations, extensions, supplementary protection certificates, results of inter parties, post grant or covered business method patent reviews and derivation proceedings, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (2) all Trade Secrets; (3) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (4) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing and all other rights corresponding thereto, (including moral rights), throughout the world; (“Copyrights”); (5) mask works, and all registrations, applications for registration, and renewals thereof; (6) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof, whether or not Copyrights; (7) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (8) rights of publicity, privacy and personality; (9) all rights in World Wide Web addresses, URLs, domain names, social media accounts and handles, other similar designations, and contract rights therein and (10) all other intellectual or industrial property, proprietary rights, and any similar, corresponding, or equivalent rights to any of the foregoing in items (1) through (10) above, anywhere in the world.

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“Intellectual Property Rights” means, collectively, Patent Rights, Know-How Rights, and any other Intellectual Property.

“IP Assignment” means all agreements under which any Person has sold, conveyed, transferred, assigned or delivered any Intellectual Property to (i) any Target Company or (ii) the Renovaro Group, as applicable.

“Know-How Rights” means all Trade Secrets and other know-how rights (whether at law, in equity or otherwise) including, but not limited to, rights in Confidential Information.

“Knowledge” means, with respect to (i) Company, the actual knowledge of the executive officers or directors of any Target Company, including, for the avoidance of a doubt, Frank Van Asch, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Liabilities” means any and all liabilities, Indebtedness, Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under Accounting Principles or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under any Law.

“Nasdaq” shall mean The Nasdaq Stock Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Entity.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patent Rights” shall mean (i) Patents (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention); (ii) any protection certificates, results of inter parties, post-grant, or covered business method patent reviews and derivation proceedings, and the like of any such patents and patent applications; and (iii) any and all foreign equivalents of the foregoing throughout the world.

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“Permits” means all permits, licenses, franchises, approvals, consents, permissions, clearances, exceptions, authorizations, registrations, qualifications certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, estate, joint venture, een besloten vennootschap met beperkte aansprakelijkheid, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means all information that is defined as “personal information,” “personal data,” “personally identifiable information,” “non-public information,” “protected health information,” or any similar term under applicable Privacy Laws, including as applicable, names, addresses, telephone numbers, email addresses, financial information, biometric information, personal health information, government-issued numbers, Internet Protocol addresses, device identifiers, or other persistent identifiers, and other such information that identifies, can be used to identify or is otherwise associated with an individual natural person or device.

“Pre-Closing Straddle Period” means the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” means (a) all Taxes imposed upon a Target Company (or for which such Target Company is liable) with respect to any Pre-Closing Tax Period; (b) with respect to any Straddle Period, all Taxes imposed on any Target Company (or for which such Target Company is liable) which are allocable, pursuant to Section 8.11, to a Pre-Closing Straddle Period; (c) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Target Company (or any predecessor of any Target Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Law; (d) all Taxes of any Person imposed on any Target Company (or for which such Target Company is liable) as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event, transaction, or agreement occurring or entered into before the Closing.

“Privacy Laws” means all applicable Laws, Orders, guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information and contractual and fiduciary obligations related to data privacy, biometric data, data protection, data security or marketing.

“Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

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“Product” shall mean any product or process that is Covered by, (i) in the case of Company, Company IP Rights, or that practices Company Technology, or (ii) in the case of Buyer, Buyer IP Rights, or that practices Buyer Technology.

“Pro Rata Share” means an amount, expressed as a percentage and calculated as of the Closing Date immediately prior to Closing, equal to the ratio of (a) the aggregate number of Company Shares held by such Seller, divided by (b) the aggregate number of Company Shares held by all Sellers.

“Regulatory Authority” shall mean any country, federal, regional, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction, including, to the extent applicable, the United States Food and Drug Administration.

“Renovaro Denmark” means Renovaro Biosciences Denmark ApS, a Danish limited company.

“Renovaro Group” means, collectively, Buyer, Renovaro Denmark, Renovaro Biopharma, Inc., a Delaware corporation, and Renovaro Technologies, Inc., a Nevada corporation.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Stockholder Approval” means the approval of Buyer’s stockholders: (i) to amend its certificate of incorporation to increase the number of authorized shares of Buyer Common Stock to allow for the issuance of the Exchange Consideration, (ii) as contemplated by Nasdaq Rule 5635(a) with respect to the issuance of Buyer Common Stock in excess of the limitations imposed by such rule pursuant to this Agreement and (iii) as contemplated by Nasdaq Rule 5635(c) with respect to the repricing of outstanding stock options.

“Straddle Period” means, with respect to the Target Companies, any Tax period that begins before the Closing Date and ends after the Closing Date.

“Target Company” means each of Company and its direct and indirect subsidiaries.

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“Taxes” (each, a “Tax”) means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, abandoned and unclaimed property, escheat, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, in each case together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to Taxes, including any schedule or attachment thereto or any amendment thereof.

“Technology” means all discoveries, inventions (whether or not protectable under patent Laws), designs, developments, works of authorship, data, information, methods of manufacture or use, know-how, procedures, protocols, techniques, results of experimentation and testing, and other technology.

“Tax Contests” any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to Taxes of the Target Companies for which Buyer may be liable.

“Trade Secrets” means all trade secrets, know-how and confidential or proprietary ideas and information, including such rights in inventions (whether or not), discoveries, improvements, Technology, and customer and supplier lists, business and technical information, proprietary information, processes, formulae, databases and data compilations and collections, tools, methods, protocols, results, technical data, methodologies, practices, techniques, and other confidential and proprietary information and rights therein.

“Transaction Documents” means each agreement, instrument or document attached hereto as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including the Seller Registration Rights Agreement, and the non-competition agreements to be entered into between certain Sellers and the Company.

“Treasury Regulations” means the US Department of Treasury regulations promulgated under the Code.

“UK GAAP” means United Kingdom generally accepted accounting principles, as consistently applied.

“US GAAP” means United States generally accepted accounting principles, as consistently applied.

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“Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within (i) Company Patent Rights, with respect to Company, or (ii) Buyer Patent Rights, with respect to Buyer, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

“VWAP” means the volume-weighted average price per share, rounded to the nearest four decimal points, of Buyer Common Stock on the Nasdaq (as reported on Bloomberg L.P. under the function “VWAP”), for the relevant period.

1.2 Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Additional SEC Documents”	5.1.3(a)
“Affiliate”	11.4
“Agreement”	Preamble
“Alternative Transaction”	4.1.3
“Amended Buyer Organizational Documents”	2.3
“Approved Indemnification Claim”	9.2
“Authorizations”	3.2.10(a)
“beneficial ownership”	11.4
“beneficially owned”	11.4
“Benefit Plan”	3.2.13
“business day”	11.4
“Buyer”	Preamble
“Buyer Disclosure Schedule”	3.2
“Buyer Employees”	5.1.1(a)
“Buyer Indemnified Person”	8.1
“Buyer Lease”	3.2.14
“Buyer Material Contracts”	3.2.16(a)
“Buyer Post-Closing Representation”	11.15
“Buyer Stock”	3.2.2

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“Buyer Stockholder Meeting”	5.5.1
“Claim”	9.1
“Closing”	2.7
“Closing Date”	2.7
“Closing Derivative Securities”	2.2.1(a)
“Closing Filing”	6.4.2
“Closing Press Release”	6.4.2
“Company”	Preamble
“Company Certificates”	2.4
“Company Disclosure Schedule”	3.1
“Company Financials”	3.1.5
“Company Lease”	3.1.13
“Company Material Contracts”	3.1.15(a)
“Company Shares”	Recitals
“Confidentiality Agreement”	6.1
“Copyrights”	1.1
“Directors”	6.5
“Dispute Period”	9.2
“D&O Indemnified Persons”	6.6
“D&O Policy”	3.2.22
“Earnout Stock”	2.2.1(b)
“Effect”	1.1
“Effective Date”	Preamble
“Employees”	4.1.1(a)
“Exchange Consideration”	2.2
“Exchange Shares”	2.2
“Federal Securities Laws”	4.1.4(c)
“hereof,” “herein,” “hereto,” and “hereunder”	11.4
“include,” “includes,” and “including”	11.4
“Indemnification Dispute Notice”	9.2
“Indemnified Persons”	8.2

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“Indemnifying Seller”	8.1
“Latest Balance Sheet Date”	3.1.5
“Losses”	8.1
“made available” or “provided to”	11.4
“Majority Sellers”	11.14.5
“Notice of Claim”	9.1
“Notice of Meeting and Preliminary Proxy Statement”	5.5.1
“OFAC”	3.1.10(c)
“Outside Date”	10.1.2
“Party” and “Parties”	Preamble
“Patents”	1.1
“PCAOB”	4.1.4(a)
“Post-Closing Board of Directors”	6.5
“Preferred Stock”	3.2.2(a)
“Pro Rata Share”	2.2
“Proxy Statements”	5.5.1
“Record Date”	5.5.2
“Record Stockholders”	5.5.1
“Renovaro Group Securities”	2.2.1(a)
“Rules”	9.3
“SEC Documents”	3.2.6
“Security Breach”	3.1.11(b)
“Seller” and “Sellers”	Preamble
“Seller Indemnified Persons”	8.2
“Seller Registration Rights Agreement”	6.12
“Sellers’ Representative”	Preamble
“Share Exchange”	Recitals
“Signing Filing”	6.4.2
“Signing Press Release”	6.4.2
“subsidiary” and “subsidiaries”	11.4
“Target Company Benefit Plan”	3.1.12

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“Third Party Claim”	8.3
“Threshold Amount”	8.6.1(a)
“Transfer Taxes”	6.7.4
“Trigger Date”	2.2.1(b)
“Transactions”	3.1.4
“Violation”	3.1.4
“Union”	3.1.11(b)
“Waiving Parties”	11.15
“Yalla”	Preamble
“2022 Company Financials”	4.1.4(a)
“2023 Equity Incentive Plan”	3.2.2(f)

“2023 Interim Company Financials”	4.1.4(a)

Article II
Purchase and Sale; Closing

2.1 Purchase and Sale of Shares. At the Closing and subject to and upon the terms and conditions of this Agreement, Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Sellers, all of the Company Shares, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

2.2 Exchange Consideration. At the Closing, subject to and upon the terms and conditions of this Agreement, as consideration for the Company Shares, Sellers collectively shall be entitled to have issued to them by Buyer, in the aggregate, (i) a number of shares of Buyer Common Stock equal to (the “Exchange Shares”) the Applicable Percentage of the total number of issued and outstanding shares of Buyer Common Stock as of the Closing Date (minus 1,000,000 shares of Buyer Common Stock representing shares issued by Buyer to a consultant assisting the Parties on the Transaction (the “Consultant”)) and (ii) the right to receive from Buyer shares of Buyer Common Stock which may become issuable as Earnout Stock in accordance with Section 2.2.1 below, if any (together with the Exchange Shares, the “Exchange Consideration”). Each Seller shall receive its pro rata portion of the Exchange Consideration based on such Seller’s Pro Rata Share. Notwithstanding anything to the contrary contained herein, no fraction of a share of Buyer Common Stock will be issued by Buyer by virtue of this Agreement or the Transactions contemplated hereby, and each Seller who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock that would otherwise be received by such Seller) shall instead have the number of shares of Buyer Common Stock issued to such Seller rounded down in the aggregate to the nearest whole share of Buyer Common Stock.

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2.2.1 Earnout; Earnout Stock.

(a) Attached hereto as Exhibit 2.2.1 is a complete list of all outstanding shares of Buyer Common Stock, Renovaro Group equity interests, Convertible Securities of Renovaro Group, and any other subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights or phantom equity, including any rights plan, and any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any Renovaro Group entity to issue, deliver, or sell, or cause to be issued, delivered or sold, equity interests of any Renovaro Group entity or obligating any Renovaro Group entity to grant, extend, or enter into any such agreement or commitment (collectively, “Renovaro Group Securities”). Buyer represents and warrants that there are no Renovaro Group Securities, or other securities or other instruments outstanding that are convertible into or exercisable for Buyer Common Stock or Renovaro Group equity interests, and there are no other obligations to issue Buyer Common Stock, Renovaro Group equity interests or securities convertible into or exercisable for Buyer Common Stock or Renovaro Group equity interests, and there will not be any such obligations at Closing except as listed on the certified list of Closing Derivative Securities as defined below. On the Closing Date, Buyer shall deliver to the Sellers’ Representative an updated certified list of all shares of Buyer Common Stock and Buyer Convertible Securities, including the name of the holder, the exercise price, and the term (the “Closing Derivative Securities”).

(b) Upon the issuance of any shares of Buyer Common Stock upon the exercise or conversion of any Closing Derivative Securities (other than any Company Loan Proceed Shares) (each, a “Trigger Date”), Buyer shall issue to Sellers, excluding Consultant to the extent Consultant becomes a Joining Seller (without the payment of any further consideration by Sellers) in the aggregate a number of shares of Buyer Common Stock equal to the Applicable Percentage of such shares of Buyer Common Stock issued upon the exercise or conversion of such Closing Derivative Securities on such Trigger Date (“Earnout Stock”), to be distributed proportionately to such Sellers so that each such Seller receives his, her or its Pro Rata Share of such Earnout Stock (calculated without taking into account Consultant’s Company Shares).

(c) The right of each Seller to receive Earnout Stock pursuant to this Section 2.2.1 may only be assigned by operation of law, shall not be evidenced by negotiable certificates of any kind and shall not be readily marketable.

(d) Delivery of Earnout Stock shall be made on or before (i) the 10th full trading day following the Trigger Date if the Sellers’ Representative gives Buyer notice that the Sellers wish to receive certificates representing such shares, or (ii) the 5th trading day following the Trigger Date if the Sellers’ Representative gives Buyer notice that such shares are to be delivered via the Deposit Withdrawal at Custodian (DWAC) process of the Depository Trust Company.

2.3 Amended Buyer Organizational Documents. Effective upon the Closing, Buyer shall amend and restate its Organizational Documents to be in a form to be mutually agreed upon by Buyer and Company, each acting reasonably (together, the “Amended Buyer Organizational Documents”), which shall, among other matters, amend the Buyer’s Organizational Documents to (i) increase the number of authorized shares of Buyer Common Stock to allow for the issuance of the Exchange Consideration, (ii) provide that the name of Buyer shall be changed to “Renovaro AI”, or such other name as mutually agreed to by Buyer and Company and (iii) provide for the size and structure of the Post-Closing Buyer Board in accordance with Section 6.5.

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2.4 Surrender of Purchased Shares. At the Closing, each Seller will deliver to Buyer, a duly executed share transfer form in respect of its Company Ordinary Shares that are Company Shares, and the certificate(s) representing Company Ordinary Shares (“Company Certificates”) for such Company Shares. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Buyer, Seller may instead deliver to Buyer a statutory declaration of lost certificate and indemnity of loss in form and substance reasonably acceptable to Buyer and Company; which at the reasonable discretion of Buyer may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer or Company with respect to Company Shares represented by Company Certificates alleged to have been lost, stolen or destroyed.

2.5 Termination of Certain Agreements. Company and Sellers hereby agree that, effective at the Closing, any agreement containing pre-emptive and special rights conferred to shareholders/stockholders, or shareholders’/stockholders’, voting or similar agreement among Company and any of Sellers or among Sellers with respect to Company’s capital stock shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, each Seller and Company hereby waive any obligations of the parties under any of the foregoing agreements or Company’s Organizational Documents with respect to the transactions contemplated by this Agreement and the Transaction Documents, and any failure of the parties to comply with the terms thereof in connection with the Transactions and the Transaction Documents.

2.6 Taking of Necessary Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Target Companies, the officers and directors of Buyer are fully authorized in the name and on behalf of Company or any of its subsidiaries, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.7 Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) will take place as soon as practicable but no later than three (3) business days after satisfaction or waiver of the last to be fulfilled of the conditions in Article VII (the date of such Closing, the “Closing Date”), at the offices of K&L Gates LLP at 200 South Biscayne Boulevard, Suite 3900, Miami, Florida 33131, or remotely via electronic exchange of signature counterparts, unless another date or place is agreed to in writing by the Parties. The Closing will be deemed effective as of the closing of business on the Closing Date.

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Article III
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties Relating to Target Companies. Except as provided in a correspondingly numbered disclosure schedule delivered by Company and Sellers to Buyer pursuant to Section 6.10 (the “Company Disclosure Schedule”), Company and each Seller, severally and not jointly, represent to Buyer as follows:

3.1.1 Organization, Standing, and Power. Company is a corporation duly incorporated, validly existing and in good standing under the Laws of England and Wales, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each subsidiary of Company is a private limited liability company (een besloten vennootschap met beperkte aansprakelijkheid) duly incorporated and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates, to the extent applicable under the Laws of such jurisdictions and to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified has not and would not have a Company Material Adverse Effect. Section 3.1.1 of the Company Disclosure Schedule lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. Company has provided to Buyer accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

3.1.2 Capital Structure.

(a) The Company Ordinary Shares comprise all of the issued shares of the Company. No Company Ordinary Shares are held in treasury. All of the issued Company Ordinary Shares have been duly authorized and validly issued, are fully paid except as set forth on Disclosure Schedule 3.1.2, and have not been issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of England and Wales, any other applicable Law, the Company Organizational Documents or any contract to which Company is a party or by which it or its securities are bound. The legal (registered) and beneficial owners of all of the issued and outstanding Company Ordinary Shares are set forth on Section 3.1.2 of the Company Disclosure Schedule, all of which Company Shares are owned by the Persons set forth therein free and clear of any Liens, other than those imposed under applicable securities Laws. No other class of shares or equity interests of Company is authorized or will be outstanding at Closing.

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(b) There are no Convertible Securities of the Company, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which Company or, to the Knowledge of Company, any of its stockholders is a party or bound relating to any equity interests of Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to Company. There are no voting trusts, proxies, shareholder/stockholder agreements or any other agreements or understandings with respect to the voting of Company’s equity interests. Except as set forth in the Company Organizational Documents, there are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any equity interests or securities of Company, nor has Company granted any registration rights to any Person with respect to Company’s equity interests. All of Company Securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Transactions contemplated by this Agreement, no equity interests of Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since its inception, Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of Company, and the board of directors of Company has not authorized any of the foregoing.

(d) Section 3.1.2(d) of the Company Disclosure Schedule sets forth the name of each subsidiary of Company, and with respect to each subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under applicable non-U.S. Tax laws, if any. All of the outstanding equity interests of each subsidiary of Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of Company or its subsidiaries free and clear of all Liens, other than those imposed under applicable securities Laws. There are no Contracts to which Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any subsidiary of Company other than the Organizational Documents of any such subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any subsidiary of Company is a party or which are binding upon any subsidiary of Company providing for the issuance or redemption of any equity interests of any subsidiary of Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any subsidiary of Company. Except as set forth in Section 3.1.2(d) of the Company Disclosure Schedules, no subsidiary of Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the subsidiaries of the Company listed on Section 3.1.2(d) of the Company Disclosure Schedule, Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of Company or its subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of Company or its subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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3.1.3 Authority. Company has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform Company’s obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Transaction Document to which Company is a party and the consummation of the Transactions contemplated hereby and thereby, (a) have been duly and validly authorized by Company’s board of directors in accordance with the Company’s Organizational Documents, any applicable Law or any Contract to which Company or any of its shareholders/stockholders is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement and each Transaction Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document to which Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by Company and assuming the due authorization, execution and delivery of this Agreement and any such Transaction Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors rights generally, and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.1.4 No Conflicts; Consents, Notices and Approvals. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions contemplated hereby and thereby (the “Transactions”), do not and will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of a Lien on assets (any such conflict, violation, default, right, loss, or creation, a “Violation”), and no Target Company has received written notice that it would be, with the passage of time, in Violation under: (a) any provision of their respective Organizational Documents; (b) any loan or credit agreement, note, bond, mortgage, indenture, or other agreement or instrument including, without limitation each Company Material Contract; or (c) any Law applicable to any Target Company or their properties or assets. Except as set forth in Section 3.1.4 of the Company Disclosure Schedule, no Consent of or with any Governmental Entity on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or any Transaction Documents or the consummation by Company of the Transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

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3.1.5 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) when delivered in accordance with Section 4.1.4 of this Agreement, the 2022 Company Financials, and (ii) the 2023 Interim Company Financials. When delivered to Buyer pursuant to Section 4.1.4, the Company Financials (i) shall accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with US GAAP, consistently applied throughout and among the periods involved, (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the financial position of the Target Companies as of the respective dates thereof. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)   Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past three (3) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness owed to Buyer.

3.1.6 Litigation. Except as set forth in Section 3.1.6 of the Company Disclosure Schedule, there: (a) are no Proceedings of any nature currently pending or, to Company’s Knowledge, threatened (and no such Proceeding has been brought or, to Company’s Knowledge, threatened in the past three (3) years); or (b) is no Order now pending or outstanding or that was rendered by a Governmental Entity, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. In the past five (5) years, none of the current or former officers or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving Fraud.

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3.1.7 Absence of Undisclosed Liabilities. No Target Company is subject to any Liabilities or obligations which would be required to be reflected on or reserved against in the Company Financials under applicable Law or Accounting Principles, except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of Company and its subsidiaries as of the Latest Balance Sheet Date contained in Company Financials or (ii) not material and that were incurred after the Latest Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

3.1.8 No Violations.

(a) No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2020, any written or, to the Knowledge of Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

(b) All Permits required for the Target Companies to conduct their respective businesses have been obtained by them and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.1.8(b) of the Company Disclosure Schedule lists all current Permits issued to Target Company, including the names of the Permits and their respective dates of issuance and expiration. No loss or expiration of any such Permit is pending or, to the Knowledge of the Target Companies, threatened, other than expiration in accordance with the terms thereof.

3.1.9 Compliance with Healthcare Laws.

(a) The Target Companies are and have been since January 1, 2020, in compliance in all material respects with all applicable Healthcare Laws.

(b) To the extent that any Target Company is participating in any research or clinical trials project, such research or clinical trials project is performed in compliance in all material respects with applicable Healthcare Laws.

3.1.10 Ethical Practices.

(a) No Target Company, nor, to the Target Company’s Knowledge, any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor, to the Knowledge of the Target Companies, any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

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(b) The operations of each Target Company are and have been conducted in compliance with anti-money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, and no Proceeding involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar, Russia or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.1.11 Employment Matters.

(a) Section 3.1.11(a) of the Company Disclosure Schedule contains a list of all persons who are employees of any Target Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; and (v) commission, bonus or other incentive-based compensation. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of any Target Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of any Target Company with respect to any compensation, commissions, bonuses or fees.

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(b) No Target Company is, nor has been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of a Target Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting a Target Company or any of their employees. No Target Company has a duty to bargain with any Union.

(c) Each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of Company, oral notice that there is any pending Proceeding involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Proceedings pending or, to the Knowledge of Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Entity, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) Section 3.1.11(d) of the Company Disclosure Schedule contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention, date of expiration and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Section 3.1.11(d) of the Company Disclosure Schedule, all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Section 3.1.11(d) of the Company Disclosure Schedule, each such independent contractor has entered into customary covenants regarding confidentiality, non-solicitation and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to Buyer by Company.

3.1.12 Employee Benefit Plans. Section 3.1.12 of the Company Disclosure Schedule, contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation,

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paid time off (PTO), medical, vision, dental, disability, welfare, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Target Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any Target Company or any spouse or dependent of such individual, or under which any Target Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.1.12 of the Company Disclosure Schedule, each, a “Target Company Benefit Plan”).  Each Target Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects.

3.1.13 Real Property; Leases. No Target Company owns, or has ever owned, real property. Section 3.1.13 of the Company Disclosure Schedule sets forth each lease and sublease in effect on the date of this Agreement under which any Target Company leases or subleases (a) real property (as either a tenant or subtenant), or (b) personal property (in case of either clause (a) or (b), a “Company Lease”). No default by any Target Company, or to Company’s Knowledge, by lessor or sublessor, exists under any Company Lease, and all payments of rent, operating expenses, and other sums due under each Company Lease are current as of the date hereof. No Company Lease is terminable because of the execution of this Agreement or the consummation of the Transactions. Each Company Lease is in full force and effect in accordance with its respective terms. No consent is required from any party under any Company Lease in connection with the completion of the Transactions, and no Target Company has received written notice that a party to any Company Lease intends to cancel, terminate, or refuse to renew any Company Lease or to exercise any option or other right under such Company Lease, except where the failure to receive such consent, or where such cancellation, termination, or refusal, would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

3.1.14 Environmental.

(a) Each Target Company has complied in all material respects with all applicable Environmental Laws in effect on or before the date hereof in respect of any real property leased or subleased by any Target Company.

(b) No Proceeding is pending and, to Company’s Knowledge, no Proceeding has been threatened by any Governmental Entity against any Target Company concerning any Environmental Law with respect to any real property leased or subleased at any point in time by any Target Company.

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3.1.15 Company Material Contracts.

(a) Section 3.1.15(a) of the Company Disclosure Schedule lists all of the following Contracts to which a Target Company is a party (the “Company Material Contracts”):

(i) any Contract with an annual payment obligation by the Buyer of more than $300,000 (A) relating to the performance of services by, any employee, consultant, or other Person, (B) in accordance with which a Target Company is or may become obligated to make any severance, termination, incentive, or similar payment to any current or former officer, director, or employee, or (C) in accordance with which a Target Company may be required to provide, or accelerate the vesting of, any payments, benefits, or equity rights upon the occurrence of any of the Transactions;

(ii) any Contract imposing any restriction on the right or ability of any Target Company, or that, after consummation of the Transactions, would impose a restriction on the right or ability of Buyer, to compete in any line of business or in any geographic region with any other Person or to transact business or deal in any other manner with any other Person;

(iii) any Contract that provides for indemnification of any officer, director, employee, agent of any Target Company, except for Contracts containing standard indemnification provisions entered into in the ordinary course of business;

(iv) any Contract with a third party in accordance with which any Target Company (A) has paid or received $300,000 or more annually;

(v) any Contract or agreement of partnership or joint venture, limited liability company or operating agreement that would give rise to an obligation on the part of any Target Company to form a joint venture or to acquire securities of, or any other equity interest in, a third party;

(vi) any Company Lease;

(vii) any Contract providing for the development of any Technology or other Intellectual Property, independently or jointly, by or for any Target Company (other than agreements with employees and independent contractors of any Target Company);

(viii) any settlement, conciliation or similar agreement under which any Target Company or any counterparty to any such agreement has any outstanding obligations in excess of $200,000;

(ix) any Contract relating to the distribution, reselling, whole selling, advertising, marketing or sales of any Target Company’s services or products, if any;

(x) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any Target Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its assets and properties or their respective businesses;

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(xi) any Contract entered into since the Latest Balance Sheet Date providing for the acquisition or sale, directly or indirectly, by merger or otherwise of all or substantially all of the assets of another Person, the equity interests of another Person, or a business or division of another Person;

(xii) any Contract between any Target Company, on the one hand, and an Affiliate, on the other hand that provides for consideration in excess of $120,000;

(xiii) any Contract with any Governmental Entity;

(xiv) any Contract with a vendor to which total amounts payable exceed $300,000 annually;

(xv) except for trade indebtedness incurred in the ordinary course of business and except as disclosed in the Company Financials, any instrument evidencing or related in any way to indebtedness for borrowed money (either owed by or to any Target Company) by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise; and

(xvi) Any In-Licenses or IP Assignments.

(b) Each Company Material Contract is in full force and effect and is a valid and binding obligation of the applicable Target Company, and, to Company’s Knowledge, against any other party to such Company Material Contract, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors rights generally, and (b) general equitable principles, regardless of whether enforceability is considered in a Proceeding at law or in equity. No Target Company, nor, to Company’s Knowledge, any other party to the Company Material Contract, is in material breach of or default under, any Company Material Contract. None of the parties to the Company Material Contracts has expressed intent in writing to cancel, terminate, or refuse to renew any Company Material Contract. Company has made available to Buyer complete copies of all Company Material Contracts.

3.1.16 Taxes.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld and remitted, or caused to be paid, collected or withheld and remitted, all Taxes required to be paid, collected or withheld and remitted (whether or not shown on any Tax Return), other than such Taxes for which adequate reserves in the Company Financials have been established and which are not yet due and payable.

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(b) There is no Proceeding currently pending or, to the Knowledge of Company, threatened against any Target Company by a Governmental Entity in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, suits, assessments or, to the Knowledge of Company, audits, examinations, investigations or other Proceedings, pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Liens with respect to Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves in the Company Financials when delivered to Buyer have been established.

(e) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f)  No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g)   No Target Company has any Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreements, closing agreements or other agreements relating to Taxes with any Governmental Entity) that will be binding on any Target Company with respect to any period following the Closing Date.

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(h) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Entity with respect to any Taxes, nor is any such request outstanding.

3.1.17 Intellectual Property Rights.

(a) Section 3.1.17(a) of the Company Disclosure Schedule attached hereto contains a true and complete list of (i) the Company Patent Rights existing on the Effective Date that are registered and applied-for with a Governmental Entity and owned by a Target Company and (ii) In-Licenses relating to the Company Technology as of the Effective Date, excluding any licenses or sublicenses entered with any Target Company’s suppliers or customers. The Company Patent Rights listed in Section 3.1.17(a) of the Company Disclosure Schedule include all of the Patent Rights owned by the Target Companies and licenses relating to the Company Technology as of the Effective Date that relate to the business and its operations.

(b) The Target Companies are the owner or exclusive licensee of all Company Patent Rights listed in Section 3.1.17(b) of the Company Disclosure Schedule and, to Company’s Knowledge as of the Effective Date, and Company has no knowledge that the Company Patent Rights are not unpatentable or unenforceable.

(c) Company (i) is, as of the Effective Date, the sole and exclusive owner or licensee of all right, title and interest in and to Company IP Rights and as of the Effective Date free and clear of any Liens; (ii) has not granted to any third party any license or other right with respect to Company IP Rights that conflicts with or limits in any way the licenses and rights granted to Company in or by any license; and (iii) to the Company’s Knowledge has not disclosed to any third party any confidential Trade Secrets or Know-how listed in Section 3.1.17(c) of the Company Disclosure Schedule.

(d) The manufacture, use, sale, offer for sale or import of any Company Technology does not, to Company’s Knowledge as of the Effective Date, Infringe any Patent Rights, Trade Secret, or any other Intellectual Property or proprietary right of any third party, and no Target Company has received written, oral or other notice from any third party claiming that the manufacture, use, sale, testing, offer for sale or import of any Product to the extent practicing Company Technology Infringes any Patent or other Intellectual Property rights of any third party, nor to Company’s Knowledge as of the Effective Date is there any reasonable basis for such a claim.

(e) There are no claims, judgments or settlements against or owed by Company or Sellers (or any of their Affiliates) with respect to Company IP Rights, and neither Company nor any Seller is a party to any legal action, suit or proceeding relating to Company IP Rights, nor has Company received any written, oral or other communication from any third party, including, without limitation, any Regulatory Authority or other Governmental Entity, threatening such action, suit or proceeding or any other claim or proceeding alleging the unpatentability or unenforceability of any Company Patent Rights; in each case, as of the Effective Date.

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3.1.18 Artificial Intelligence.

(a) The Parties acknowledge that Section 3.1.18(a) of the Company Disclosure Schedule sets forth all (a) AI Technologies, the owners or licensors thereof, and the Contracts pursuant to which the Target Companies have a license to use or access such AI Technologies; (b) AI Inputs, the owners or licensors thereof, and the Contracts pursuant to which the Target Companies have a license to use or access such AI Inputs; and (c) AI Outputs, the recipients thereof, and the Contracts pursuant to which each such recipient have a license to use or access such AI Outputs, and the means by which the AI Outputs have been provided to such recipient, including whether by remote access, software as a service or on premises.

(b) The Target Companies are not, and will not, be subject to any obligations that conflict with any terms in any contained herein which govern any Target Company’s use or ownership of AI Inputs or AI Technology or its AI Outputs;

(c) The Target Companies own or possess all rights and licenses required under applicable Law to use the AI Technology and AI Inputs and to generate the AI Outputs, all as currently used and generated in its business;

(d) The Target Companies’ current use of the AI, does not Infringe any Intellectual Property rights or rights of likeness or publicity, and Target Companies have acquired proper Consent from individuals where such Consent is necessary or required by applicable Privacy Laws;

(e) The Target Companies’ use of AI complies with all Laws and regulations (including those pertaining to Privacy Laws) as applicable to the Target Companies;

(f) Target Companies use of AI and generation of AI Outputs conform to prevalent industry standards and practices;

(g) The consummation of the contemplated Transactions will not adversely affect Target Companies rights in or use of any AI, and Target Companies will be able to use the AI in a materially similar manner as prior to the Effective Date and Closing Date as it has prior to the Agreement.

(h) There have been no errors, defects, failures or interruptions in the AI Technology or AI Inputs that have had a material effect on the , or to Company’s Knowledge, in any Personal Information that may have been used to train the AI, or in the performance of its intended purpose, and the AI has materially performed in accordance with its specifications and intended purpose.

(i) Target Companies maintain commercially reasonable security measures, including access controls for the AI. There has been no unauthorized use of or access to AI and, to the Company’s Knowledge, no AI has been used in violation of any applicable Laws.

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3.1.19 Privacy and Information Security.

(a) Target Companies are in compliance with all Privacy Laws in the Processing of Personal Information (including employee information) applicable to the Target Companies’ business;

(b) Target Companies have not experienced any unauthorized access to: (i) any Personal Information Processed by the Targeted Companies; (ii) any databases, computers, servers, storage media (e.g.) backup tapes, network devices or other devices or systems that collect or Process Personal Information owned or maintained by the Target Companies (each, a “Security Breach”), where such Security Breach resulted in the provision of notice to any Person as required by applicable Privacy Laws;

(c) Target Companies are not subject to any contractual requirements or other legal obligations that, following the Closing of this Agreement, would prohibit the Buyer from Processing any Personal Information in the manner in which the Target Companies Processed such Personal Information;

(d) Target Companies maintain commercially reasonable security measures, controls, technologies, policies and safeguards designed to protect Personal Information and any proprietary information in possession of the Target Companies.

(e) Target Companies have established one or more incident response and disaster recovery and business continuity plans to address any actual or threatened Security Breach or other security incident or data breach.

3.1.20 Brokers and Other Fees. Neither Target Companies, nor their stockholders, officers, directors, or employees has employed any investment banker, broker, finder, or other intermediary that has been retained by, or is authorized to act on behalf of, any Target Company that would be entitled to any fee or commission from any of the Target Companies, or the holders of Company Shares in connection with or upon consummation of the Transactions.

3.1.21 Insurance.

(a) Section 3.1.21(a) of the Company Disclosure Schedule lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by any Target Company relating to a Target Company or a Target Company’s business, properties, assets, directors, officers and employees, copies of which have been provided to Buyer. All premiums due and payable under all such insurance policies have been paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding,

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enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) The Target Companies maintain and shall continue to maintain commercially reasonable insurance coverage for claims or losses pertaining to the AI. The AI has not been subject to any claims, suits, demands, rulings, judgements, threats, fines, penalties, or a cease and desist letter asserted against, or brought by, any Target Company pertaining to intellectual property or any other rights, violation or breach of any applicable Law.

3.1.22 Affiliate Transactions. Except for (a) relationships with any Target Company as an officer, director, employee or consultant (and compensation by a Target Company in consideration of such services which is included in the Company Financials), (b) relationships with Target Companies as holders of equity interests and (c) as disclosed in Section 3.1.22 of the Company Disclosure Schedule, none of the officers, directors, consultants or equity interest holders, or to Company’s or Seller’s Knowledge, any member of any of their immediate families, is presently a party to, or was a party to since inception of such Target Company, any transaction with a Target Company, including any Contract, agreement, or other arrangement (x) providing for the furnishing of services to or by, (y) providing for lease or sublease of real or personal property to or from, or (z) otherwise requiring payments to or from, any such Person or any corporation, partnership, trust, or other entity in which any such Person has or had a 5% or more interest (as a member, partner, beneficiary, or otherwise) or is or was an officer, director, employee, consultant, vendor or customer of any Target Company.

3.1.23 Absence of Certain Changes. Except as set forth in Section 3.1.23 of the Company Disclosure Schedule, since the Latest Balance Sheet Date, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Company Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 4.1.1 of this Agreement if such action were taken on or after the date hereof without the consent of Buyer.

3.1.24 Disclosure. No representation or warranty made by any Target Company in this Agreement or the other Transaction Documents contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading. Company and Sellers have provided to Buyer or its counsel each document listed in the Company Disclosure Schedule.

3.1.25 Independent Investigation. Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Buyer, and acknowledges that it has been provided adequate

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access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer for such purpose. Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in this Agreement (including the related portions of the Buyer Disclosure Schedule and the SEC Documents), and in any certificate delivered to Company pursuant hereto; and (b) neither Buyer nor any of its Representatives have made any representation or warranty as to Buyer or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Buyer Disclosure Schedule and the SEC Documents), or in any certificate delivered to Company pursuant hereto.

3.1.26 Information Supplied. None of the information supplied or to be supplied by Company expressly for inclusion or incorporation by reference, and ultimately included or incorporated by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity or stock exchange with respect to the Transactions contemplated by this Agreement; (b) the Proxy Statements; or (c) in the mailings or other distributions to Buyer’s stockholders and/or prospective investors with respect to the consummation of the Transactions contemplated by this Agreement, or in any amendment to any of the documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that neither Company, nor any Seller, make any representation with respect to any forward-looking statements. None of the information supplied or to be supplied by Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Buyer or its Affiliates.

3.2 Representations and Warranties of Buyer. Except: (a) as disclosed in SEC Documents and to the extent that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature) (it being acknowledged that nothing disclosed in such an SEC Documents will be deemed to modify or qualify the Buyer Fundamental Representations); or (b) as provided in a correspondingly numbered disclosure schedule delivered by Buyer to Company pursuant to Section 6.10 (the “Buyer Disclosure Schedule”), Buyer, represents to Company as follows:

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3.2.1 Organization; Standing and Power.

(a) Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Each other member of the Renovaro Group is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization. Each member of the Renovaro Group has all requisite corporate power and authority to own, lease, hold its Assets, and operate its properties and to carry on its business as now being conducted. Each member of the Renovaro Group is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified has not and would not have a Buyer Material Adverse Effect. Section 3.2.1(a) of the Buyer Disclosure Schedule lists all jurisdictions in which any member of the Renovaro Group is qualified to conduct business and all names other than its legal name under which any member of the Renovaro Group does business.

(b) Buyer has provided to Sellers and Company correct and complete copies of Buyer’s Organizational Documents, and minute books and the comparable governing instruments and minutes, as amended as of the date of this Agreement. The minute books of Buyer contains correct and materially complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of the stockholders and its board of directors, and the stock records of Buyer contain correct and complete records of all original issuances, transfers, repurchases, and cancellations of Buyer Common Stock. Except for Buyer’s ownership of other Renovaro Group members, neither Buyer nor other Renovaro Group members own or Control, directly or indirectly, shares of capital stock of any other corporation, or any interest in any partnership, joint venture, or other non-corporate business entity or enterprise. No member of the Renovaro Group is in violation of any provision of its Organizational Documents in any material respect.

3.2.2 Capitalization.

(a) The authorized capital stock of Buyer consists of (i) 100,000,000 shares of Buyer Common Stock, with a par value of $0.0001 per share, of which 65,698,144 shares are issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of Buyer’s preferred stock, par value $0.0001 per share, of which 1,000,000 shares have been classified as Series A Convertible Stock (the “Preferred Stock”, and together with the Buyer Common Stock, the “Buyer Stock”), of which 561,010 shares are issued and outstanding as of the date of this Agreement. All of the outstanding Buyer Stock has been duly authorized, validly issued, fully paid, nonassessable, have not been issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Buyer Organizational Documents or any contract to which Buyer is a party or by which it or its securities are bound, and are not subject to any preemptive rights or similar rights or Liens under applicable law, Buyer’s Organizational Documents, or any agreement to which Buyer is a party or by which Buyer may be bound. Section 3.2.2(a) of the Buyer Disclosure Schedule sets forth a list of all instruments that describe the rights of the holders of Buyer Stock. True and complete copies of all instruments describing the rights of all holders of Buyer Stock have been provided to or made available to Company.

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(b) Buyer owns all of the equity interest in Renovaro Denmark, organized under the Danish Act on Limited Companies of the Kingdom of Denmark, and all of the share capital of the Renovaro Biopharma, Inc., a Delaware corporation, organized under the laws of Delaware, and Renovaro Technologies, Inc., a Nevada corporation, organized under the laws of Nevada, in each case free and clear of any Liens. Other than as reflected in the previous sentence, Buyer has no other direct or indirect subsidiary, Buyer does not own or Control, directly or indirectly, an interest in any Person, Buyer does not have any rights to acquire, directly or indirectly, any equity interests of any Person, and Buyer is not a participant in any joint venture, partnership, or limited liability company. There are no outstanding contractual obligations of Buyer or its subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) Except as disclosed in the Buyer’s financial statements included in the SEC Documents, since June 30, 2021, Buyer has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of Buyer, and the board of directors of Company has not authorized any of the foregoing.

(d) All of the outstanding equity securities of each subsidiary of Buyer are duly authorized and validly issued, fully paid and non-assessable, and were offered, sold and delivered in compliance with all applicable securities Laws. There are no Contracts to which Buyer or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any subsidiary of Buyer other than the Organizational Documents of any such subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any subsidiary of Buyer is a party or which are binding upon any subsidiary of Buyer providing for the issuance or redemption of any equity interests of any subsidiary of Buyer. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any subsidiary of Buyer. No subsidiary of Buyer has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another member of the Renovaro Group.

(e) Other than Buyer, the Renovaro Group members do not (i) own, directly or indirectly, any outstanding securities or other equity interests in, any other Person or (ii) hold the right to acquire any security or interest in any other person.

(f) Buyer has reserved 4,000,000 shares of Buyer Common Stock for issuance pursuant to its 2019 Equity Incentive Plan duly adopted by Buyer’s Board of Directors and approved by Buyer’s stockholders (the “2019 Equity Incentive Plan”).

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(g) Except as set forth on Section 3.2.2(g) of the Buyer Disclosure Schedule, there are no Convertible Securities of Buyer, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, orally or in writing, arrangements or restrictions to which Buyer is a party or bound relating to any equity interests of Buyer, whether or not outstanding. To Buyer’s Knowledge, there are no voting trusts, proxies, shareholder/stockholder agreements or any other agreements or understandings with respect to the voting of Buyer’s equity interests. Except as set forth in the Buyer Organizational Documents, the SEC Documents or Section 3.2.2(g) of the Buyer Disclosure Schedule, there are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any equity interests or securities of Buyer, nor has Buyer granted any registration rights to any Person with respect to Buyer’s equity interests. All of Buyer’s securities (including Buyer Stock) have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Transactions contemplated by this Agreement, no equity interests of Buyer are issuable and no rights in connection with any interests, warrants, rights, options or other securities of Buyer accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). There are no accrued and unpaid dividends with respect to any outstanding shares of Buyer Common Stock. There are no accrued and unpaid dividends with respect to any outstanding Buyer Stock. To Buyer’s Knowledge, the Buyer Stock is free and clear of any Liens.

(h) All outstanding Buyer Stock are duly authorized, validly issued, fully paid, and not subject to any preemptive rights or similar rights or Liens under applicable Law, Buyer’s Organizational Documents, or any agreement to which Buyer is a party or by which Buyer may be bound.

(i) Except as set forth on Section 3.2.2(i) of the Buyer Disclosure Schedule, Buyer does not have outstanding:

(i) any debt, the holders of which (A) have the right to vote (or are convertible or exercisable into securities having the right to vote) with Buyer stockholders on any matter, or (B) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the Transactions; or

(ii) any restricted stock units, stock appreciation rights, stock performance awards, dividend equivalents, or other stock-based or equity-linked securities of a similar nature.

3.2.3 Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents have been duly and validly authorized by all requisite corporate action on the part of Buyer and upon receipt of Stockholder Approval, no other proceedings on the part of Buyer are necessary for Buyer to perform its obligations under this Agreement and the Transaction Documents and to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and upon execution and delivery thereof, the other Transaction Documents will be, duly and validly executed and

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delivered by Buyer, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Transaction Documents will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors rights generally, and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.2.4 Valid Issuance of Shares. The Exchange Consideration being issued in accordance with this Agreement when issued, sold, and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid, and nonassessable, and free and clear of any Liens (other than those imposed by applicable securities Laws and the Amended Buyer Organizational Documents). Assuming the accuracy of the representations and warranties of Sellers herein and subject to any filings described in Section 3.2.5 of this Agreement, the Exchange Consideration being issued in accordance with this Agreement will be issued in compliance with all Federal Securities Laws and state securities Laws.

3.2.5 No Conflicts; Consents, Notices and Approvals. The execution and delivery of this Agreement and the other Transaction Documents do not, and after receipt of Stockholder Approval, the consummation of the Transactions will not cause a Violation, and Buyer has not received written notice that it would be, with the passage of time, in Violation under: (a) any provision of Buyer’s Organizational Documents (b) any loan or credit agreement, note, bond, mortgage, indenture, or other agreement or instrument including, without limitation each Buyer Material Contract; or (c) Law applicable to any Renovaro Group member or its respective properties or assets. Except as set forth in Section 3.2.5 of the Buyer Disclosure Schedule and for the Stockholder Approval, no Consent of or with any (y) third party or (z) Governmental Entity is required by or with respect to Buyer in connection with the execution, delivery or performance of this Agreement, the Transaction Documents or the consummation by Buyer of the Transactions other than any filings under any applicable state securities laws.

3.2.6 SEC Documents; Financial StatementsIn the two (2) years preceding the date hereof, Buyer has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by Buyer with or to the SEC, including pursuant to Section 13(a) or 15(d) of the Exchange Act, together with any amendments, restatements or supplements thereto (collectively referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. None of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Buyer (including, in each case, any notes thereto) included in the SEC Documents comply in all material respects with applicable

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accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such consolidated financial statements have been prepared in accordance with US GAAP during the periods involved (except as may be otherwise specified in such financial statements or the notes thereto, or, in the case of unaudited financial statements may not contain all footnotes required by US GAAP), and fairly present in all material respects the financial position of Buyer and its consolidated subsidiaries as of and for the respective dates thereof and the results of operations and cash flows for the respective periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Except as set forth in Section 3.2.6 of the Buyer Disclosure Schedule, Buyer has received no notices or correspondence from the SEC for the two (2) years preceding the date hereof.

(b) As of the date of this Agreement, except as set forth on Section  3.2.6(b) of the Buyer Disclosure Schedule, (A) the Buyer Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq Capital Market under the symbol “RENB”, (B) Buyer has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Buyer Common Stock, (C) there are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer by Nasdaq, the SEC or the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Buyer Common Stock on the Nasdaq Capital Markets, and (D) Buyer is in compliance with all of the applicable corporate governance rules of the Nasdaq. None of Buyer or any of its Affiliates has taken any action in an attempt to terminate the registration of the Buyer Common Stock under the Exchange Act.

3.2.7 Litigation. Except as disclosed in SEC Documents or on Section 3.2.7 of the Buyer Disclosure Schedule, there is no (a) Proceeding of any nature currently outstanding or, to the Buyer’s Knowledge, threatened (and no such Proceeding has been brought or, to the Buyer’s Knowledge, threatened since June 30, 2021); or (b) Order now pending or outstanding or that was rendered by a Governmental Entity, in either case of (a) or (b) by or against any member of the Renovaro Group, any of its current or former directors, officers or equity holders, except for any Proceeding or Order involving any such director, officer or equity interest holder of a member of the Renovaro Group that is not related to a Renovaro Group member’s business, equity interests or assets. In the past five (5) years, none of the current or former officers or directors of any member of the Renovaro Group have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving Fraud.

3.2.8 Absence of Undisclosed Liabilities. Except as disclosed in SEC Documents, no Renovaro Group member is subject to any Liabilities or obligations which would be required to be reflected or reserved against in Buyers consolidated financial statements prepared in accordance with US GAAP, except for those that are either (i) adequately reflected or reserved on or provided for in the financial statements included in the SEC Documents or (ii) not material and that were incurred after the date of the most recent financial statements included in the SEC Documents in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

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3.2.9 No Violations.

(a) No Renovaro Group member is or has not been in material conflict or material non-compliance with, or in material default or violation of, nor has any Renovaro Group member received, since June 30, 2021, any written or, to the Knowledge of Buyer, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

(b) All Permits required for the Renovaro Group members to conduct their respective business have been obtained by them and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.2.9(b) of the Buyer Disclosure Schedule lists all current Permits issued to the Renovaro Group members, including the names of the Permits and their respective dates of issuance and expiration. No loss or expiration of any such Permit is pending or, to the Knowledge of the Buyer, threatened, other than expiration in accordance with the terms thereof.

3.2.10 Compliance with Healthcare Laws.

(a) The Renovaro Group members are and have been since June 30, 2021, in compliance in all material respects with all applicable Healthcare Laws. The Renovaro Group members (i) have not received any material written notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration or any other Governmental Entity alleging or asserting material noncompliance with any Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Laws (“Authorizations”); (ii) possess all material Authorizations and such material Authorizations are valid and in full force and effect and, to Buyer’s knowledge, are not in violation of any term of any such material Authorizations; (iii) have not received written notice of any Proceeding or other action from any Governmental Entity or third party alleging that any product, operation or activity is in violation of any Laws or Authorizations and Buyer has no Knowledge that any such Governmental Entity or third party is considering any such Proceeding; (iv) have not received written notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and Buyer has no Knowledge that any such Governmental Entity is considering such action; and (v) have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Laws or material Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission). During the two year period immediately preceding the date hereof, to Buyer’s Knowledge, the studies, tests and preclinical studies conducted by or on behalf of the Renovaro Group were and, if still pending, are, in all material respects, being conducted in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all applicable Laws, including, without limitation, the United States Federal Food, Drug, and Cosmetic Act or any other federal, state, local or foreign Governmental.

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Entity or quasi-governmental body exercising comparable authority. The descriptions of the results of such studies and tests contained in the SEC Documents are accurate and complete in all material respects and fairly present the data derived from such studies and tests in all material respects; and to Buyer’s Knowledge there are no other studies whose results are materially inconsistent with or otherwise materially call into question the results described or referred to in the SEC Documents. Buyer uses commercially reasonable efforts to review, from time to time, the progress and results of the studies, tests and preclinical studies that are described in the SEC Documents and, based upon (i) the information provided the Renovaro Group members by the third parties conducting such studies, tests, and preclinical studies and Buyer’s review of such information, and (ii) Buyer’s Knowledge, Buyer believes that the descriptions of the results of such studies, tests, and preclinical studies are accurate and complete in all material respects.

3.2.11 Ethical Practices.

(a) No Renovaro Group member, nor, to the Knowledge of Buyer, any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. No Renovaro Group member, nor, to the Knowledge of Buyer, any of their respective Representatives acting on their behalf has, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder a Renovaro Group member or assist any Renovaro Group member in connection with any actual or proposed transaction.

(b) The operations of the Renovaro Group are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, and no Proceeding involving the Renovaro Group with respect to any of the foregoing is pending or, to the Knowledge of Buyer, threatened.

(c) No Renovaro Group member, nor any of its directors or officers, or, to the Knowledge of Buyer, any other Representative acting on behalf of Buyer is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and Buyer has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar, Russia or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

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3.2.12 Employment Matters.

(a) Section 3.2.12(a) of the Buyer Disclosure Schedule contains a list of all persons who are employees of any Renovaro Group member as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; and (v) commission, bonus or other incentive-based compensation. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Renovaro Group for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Renovaro Group with respect to any compensation, commissions, bonuses or fees.

(b) No Renovaro Group member is, nor has been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Renovaro Group, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting a Renovaro Group member or any of its employees. No Renovaro Group member has a duty to bargain with any Union.

(c) Each Renovaro Group member (i) is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of such Renovaro Group member, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Renovaro Group as independent contractors or consultants are properly treated as independent contractors under all applicable Laws (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). All employees of the Renovaro Group classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Each Renovaro Group member is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory “E-Verify” obligations. There are no Proceedings against any Renovaro Group member pending, or to Buyer’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in

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connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Renovaro Group, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d) Section 3.2.12(d) of the Buyer Disclosure Schedule contains a list of all independent contractors (including consultants) currently engaged by any Renovaro Group member, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Section 3.2.12(d) of the Buyer Disclosure Schedule, all of such independent contractors are a party to a written Contract with a Renovaro Group member. Except as set forth on Section 3.2.12(d) of the Company Disclosure Schedule, each such independent contractor has entered into customary covenants regarding confidentiality, non-solicitation and assignment of inventions and copyrights in such Person’s agreement with a Renovaro Group member, a copy of which has been provided to Company by Buyer.

3.2.13 Employee Benefit Plans. Section 3.2.13 of the Buyer Disclosure Schedule, contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA (each a “Benefit Plan”), which is or has been maintained, sponsored, contributed to, or required to be contributed to by Buyer or any of its subsidiaries for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Buyer, or any of its subsidiaries, or any spouse or dependent of such individual, or under which Buyer, any of its subsidiaries, or any of its ERISA Affiliates has or may have any Liability.  Each Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects.

3.2.14 Real Property; Lease. Neither Buyer nor any Renovaro Group member own, or have ever owned, real property. Section 3.2.14 of the Buyer Disclosure Schedule sets forth each lease and sublease in effect on the date of this Agreement under which any Renovaro Group member leases or subleases (a) real property (as either a tenant or subtenant), or (b) personal property (in case of either clause (a) or (b), a “Buyer Lease”). No default by any Renovaro Group member, or to Buyer’s Knowledge, by any lessor, or sublessor, exists under any Buyer Lease, and all payments of rent, operating expenses, and other sums due under each Buyer Lease are current as of the date hereof. No Buyer Lease is terminable because of the execution of this Agreement or

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the consummation of the Transactions. Each Buyer Lease is in full force and effect in accordance with its respective terms. No consent is required from any party under any Buyer Lease in connection with the completion of the Transaction. Buyer has not received notice that a party to any Buyer Lease intends to cancel, terminate, or refuse to renew any Buyer Lease or to exercise any option or other right under such Buyer Lease, except where the failure to receive such consent, or where such cancellation, termination, or refusal, would not result, or reasonably be expected to result, individually or in the aggregate, in a Buyer Material Adverse Effect.

3.2.15 Environmental.

(a) Each Renovaro Group member has complied in all material respects with all Environmental Law in effect on or before the date hereof in respect of any real property leased or subleased by any Renovaro Group member.

(b) No Proceeding is pending and, to Buyer’s Knowledge, no Proceeding has been threatened by any Governmental Entity against any Renovaro Group member concerning any Environmental Law in respect of any real property leased or subleased at any point in time by any Renovaro Group member.

3.2.16 Buyer Material Contracts.

(a) Section 3.2.16(a) of the Buyer Disclosure Schedule lists all of the following Contracts to which Buyer or which a Renovaro Group member is a party (the “Buyer Material Contracts”):

(i) any Contract with an annual payment obligation by the Buyer of more than $300,000 (A) relating to the performance of services by, any employee, consultant, or other Person, (B) in accordance with which Buyer or any Renovaro Group member is or may become obligated to make any severance, termination, incentive, or similar payment to any current or former officer, director, or employee, or (C) in accordance with which Buyer or a Renovaro Group member may be required to provide, or accelerate the vesting of, any payments, benefits, or equity rights upon the occurrence of any of the Transactions;

(ii) any Contract imposing any restriction on the right or ability of Buyer or any Renovaro Group member, or that, after consummation of the Transactions, would impose a restriction on the right or ability of Buyer or any Renovaro Group member, to compete in any line of business or in any geographic region with any other Person or to transact business or deal in any other manner with any other Person;

(iii) any Contract that provides for indemnification of any officer, director, employee, agent of Buyer or any Renovaro Group member;

(iv) any Contract with a third party in accordance with which Buyer (A) has paid or received $300,000 or more annually;

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(v) any Contract or agreement of partnership or joint venture, limited liability company or operating agreement that would give rise to an obligation on the part of Buyer or any Renovaro Group member to form a joint venture or to acquire securities of, or any other equity interest in, a third party;

(vi) any Buyer Lease;

(vii) any Contract providing for the development of any Technology or other Intellectual Property, independently or jointly, by or for Buyer or any Renovaro Group member (other than agreements with employees and independent contractors of Buyer or any Renovaro Group member);

(viii) any settlement, conciliation or similar agreement under which Buyer, any Renovaro Group member or any counterparty to any such agreement has any outstanding obligations in excess of $200,000;

(ix) any Contract relating to the distribution, reselling, whole selling, advertising, marketing or sales of Buyer’s or any Renovaro Group member’s services or products, if any;

(x) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Buyer or any Renovaro Group member to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its assets and properties or their respective businesses;

(xi) any Contract entered into since the date of Buyer’s most recent financial statements included in the SEC Documents providing for the acquisition or sale, directly or indirectly, by merger or otherwise of all or substantially all of the assets of another Person, the equity interests of another Person, or a business or division of another Person;

(xii) any Contract between Buyer or any Renovaro Group member, on the one hand, and an Affiliate, on the other hand that provides for consideration in excess of $120,000;

(xiii) any Contract with any Governmental Entity;

(xiv) any Contract with a vendor to which total amounts payable exceed $300,000;

(xv) except for trade indebtedness incurred in the ordinary course of business and except as disclosed in the financial statements included in the SEC Documents, any instrument evidencing or related in any way to indebtedness for borrowed money (either owed by or to Buyer or any Renovaro Group member) by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise; and

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(xvi) Any In-Licenses or IP Assignments.

(b) Each Buyer Material Contract is in full force and effect and is a valid and binding obligation of Buyer or such Renovaro Group member, and, to Buyer’s Knowledge, against any other party to such Buyer Material Contract, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors rights generally, and (b) general equitable principles, regardless of whether enforceability is considered in a Proceeding at law or in equity. Neither Buyer, any Renovaro Group member, nor, to Buyer’s Knowledge, any other party to any Buyer Material Contract, is in material breach of or default under, any Buyer Material Contract. None of the parties to the Buyer Material Contracts has expressed intent in writing to cancel, terminate, or refuse to renew any Buyer Material Contract. Buyer has made available to Company complete copies of all Buyer Material Contracts.

3.2.17 Tax Returns and Payments.

(a) Buyer has or will have filed, or caused to be filed, all income and other material Tax Returns required to be filed by it or any Renovaro Group member (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) There is no Proceeding currently pending or, to the Knowledge of Buyer, threatened against a member of the Renovaro Group by a Governmental Entity in a jurisdiction where a Renovaro Group member does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No member of the Renovaro Group is being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no claims, suits, assessments or, to the Knowledge of Buyer, audits, examinations, investigations or other Proceedings, pending against a member of the Renovaro Group in respect of any Tax, and no member of the Renovaro Group has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the financial statements included in the SEC Documents have been established).

(d) There are no Liens with respect to any Taxes upon any Renovaro Group member’s assets, other than Liens with respect to Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves in Buyer’s financial statements included in the SEC Documents have been established.

(e) No Renovaro Group member has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by any Renovaro Group member for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

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(f) No Renovaro Group member has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) No Renovaro Group member has any Liability for the Taxes of another Person (other than another member of the Renovaro Group) that are not adequately reflected in the financial statements included in the SEC Documents (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No member of the Renovaro Group is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreements, closing agreements or other agreements relating to Taxes with any Governmental Entity) that will be binding on any member of the Renovaro Group with respect to any period following the Closing Date.

(h) No Renovaro Group member has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Entity with respect to any Taxes, nor is any such request outstanding.

3.2.18 Intellectual Property Rights.

(a) Section 3.2.18(a) of the Buyer Disclosure Schedule attached hereto contains a true and complete list of (i) the Buyer Patent Rights existing on the Effective Date that are registered and applied-for with a Governmental Entity and owned by a Renovaro Group member and (ii) In-Licenses relating to the Buyer Technology as of the Effective Date, excluding any licenses or sublicenses entered with any Renovaro Group member’s suppliers or customers. The Buyer Patent Rights listed in Section 3.2.18(a) of the Buyer Disclosure Schedule include all of the Patent Rights owned by the Renovaro Group members and licenses relating to the Buyer Technology as of the Effective Date that relate to the Renovaro Group’s business and its operations.

(b) Buyer is the owner or exclusive licensee of all Buyer Patent Rights listed in Section 3.2.18(b) of the Buyer Disclosure Schedule and, to Buyer’s Knowledge as of the Effective Date, and Buyer has no Knowledge that the Buyer Patent Rights are not unpatentable or unenforceable.

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(c) Buyer (i) is, as of the Effective Date, the sole and exclusive owner or licensee of all right, title and interest in and to Buyer IP Rights and as of the Effective Date free and clear of any Liens; (ii) has not granted to any third party any license or other right with respect to Buyer IP Rights that conflicts with or limits in any way the licenses and rights granted to Buyer in or by any license; and (iii) to the Buyer’s Knowledge has not disclosed to any third party any confidential Trade Secrets or Know-how listed in Section 3.1.17(b) of the Buyer Disclosure Schedule.

(d) The manufacture, use, sale, offer for sale or import of any Buyer Technology does not, to Buyer’s Knowledge as of the Effective Date, Infringe any Patent, Trade Secret, or any other Intellectual Property or proprietary right of any third party, and no Renovaro Group member has received written, oral or other notice from any third party claiming that the manufacture, use, sale, testing, offer for sale or import of any Product to the extent practicing Buyer Technology Infringes any Patent or other Intellectual Property rights of any third party, nor to Buyer’s Knowledge as of the Effective Date is there any reasonable basis for such a claim.

(e) There are no claims, judgments or settlements against or owed by Buyer (or any of their Affiliates) with respect to Buyer IP Rights, and Buyer is not a party to any legal action, suit or proceeding relating to Buyer IP Rights, nor has Company received any written, oral or other communication from any third party, including, without limitation, any Regulatory Authority or other Governmental Entity, threatening such action, suit or proceeding or any other claim or proceeding alleging the unpatentability or unenforceability of any Buyer Patent Rights; in each case, as of the Effective Date.

3.2.19 Privacy and Information Security.

(a) The Renovaro Group members are in compliance with all Privacy Laws in the Processing of Personal Information (including employee information) applicable to the its business;

(b) The Renovaro Group members have not experienced any Security Breach, where such Security Breach resulted in the provision of notice to any Person as required by applicable Privacy Laws;

(c) The Renovaro Group members maintain commercially reasonable security measures, controls, technologies, policies and safeguards designed to protect Personal Information and any proprietary information in possession of the Renovaro Group members.

(d) The Renovaro Group members have established one or more incident response and disaster recovery and business continuity plans to address any actual or threatened Security Breach or other security incident or data breach.

3.2.20 Brokers and Other Fees. Neither Buyer, nor any of its officers, directors, or employees has employed any investment banker, broker, finder, or other intermediary that has been retained by, or is authorized to act on behalf of, Buyer that would be entitled to any fee or commission from any of the Renovaro Group members in connection with or upon consummation of the Transactions.

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3.2.21 Insurance. Section 3.2.21 of the Buyer Disclosure Schedule lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Renovaro Group members relating to the Renovaro Group or its business, properties, assets, directors, officers and employees, copies of which have been provided to Company. All premiums due and payable under all such insurance policies have been timely paid and the Renovaro Group members are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No the Renovaro Group member has any self-insurance or co-insurance programs. Since June 30, 2021, no the Renovaro Group member has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

3.2.22 D&O Policy. Buyer has previously provided to Company (through counsel) a copy of its current directors and officers insurance policy (“D&O Policy”). Neither Buyer nor any of its subsidiaries is in default with respect to its obligations under any such insurance policy. Such policy is in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to such policy and, to the Knowledge of Buyer, no cancellation or termination of such policy is pending or threatened by the current insurer. All of Buyer’s officers and directors (including those who shall assume such positions in accordance with this Agreement and/or the other Transaction Documents) shall be covered by the D&O Policy, as amended prior to Closing pursuant to Section 5.7 hereof.

3.2.23 Affiliate Transactions. Except for (a) relationships with any Renovaro Group member as an officer, director, employee or consultant (and compensation by a Renovaro Group member in consideration of such services), (b) relationships with Buyer as an equity interest holder and (c) except as set forth in Section 3.2.24 of the Buyer Disclosure Schedule or as disclosed in the SEC Documents, none of the officers, directors, consultants or equity interest holders, or to Buyer’s Knowledge, any member of any of their immediate families, is presently a party to, or was a party to since June 30, 2021, any transaction with Buyer or Renovaro Group, including any Contract, agreement, or other arrangement (x) providing for the furnishing of services to or by, (y) providing for lease or sublease of real or personal property to or from, or (z) otherwise requiring payments to or from, any such Person or any corporation, partnership, trust, or other entity in which any such Person has or had a 5% or more interest (as a member, partner, beneficiary, or otherwise) or is or was an officer, director, employee, Buyer vendor.

3.2.24 Absence of Certain Changes. Except as set forth in Section 3.2.24 of the Buyer Disclosure Schedule, since the date of the most recent financial statements included in the SEC Document, each Renovaro Group member has (a) conducted its business only in the ordinary course of business consistent with past practice,

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(b) not been subject to a Buyer Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.1.1 if such action were taken on or after the date hereof without the consent of Company.

3.2.25 Compliance with Regulation S. Neither Buyer, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation, general advertising or “directed selling efforts” (as defined in Rule 902 of Regulation S promulgated under the Securities Act) in connection with the offering of the Exchange Consideration. Buyer has complied and will comply with the offering restrictions requirement of Regulation S promulgated under the Securities Act.

3.2.26 Disclosure. No representation or warranty made by Buyer in this Agreement or the other Transaction Documents contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading. Buyer has made available to Company or its counsel each document listed in the Buyer Disclosure Schedule.

3.2.27 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Company and Sellers set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Buyer pursuant hereto, and the information provided by or on behalf of Company or Sellers for any registration statement; and (b) none of Company, Sellers nor any of their respective Representatives have made any representation or warranty as to the Target Companies, Sellers or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Buyer pursuant hereto, or with respect to the information provided by or on behalf of Company for any registration statement.

3.2.28 Liens on Company and Company Shares. The purchase of the Company Shares by Buyer and the consummation of the Transactions contemplated hereby shall not result in the creation of any Lien on any assets of the Target Companies or on any Company Shares under the terms of any loan or credit agreement, note, bond, mortgage, indenture, or other agreement or instrument including, without limitation each Buyer Material Contract, to which any Renovaro Group member is a party, or any Order or decree by any Governmental Authority imposed on any Renovaro Group member.

3.2.29 Information SuppliedNone of the information supplied by Buyer expressly for inclusion or incorporation by reference, and ultimately included or incorporated by reference in any of the Proxy Statements, Signing Press Release,

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Signing Filing, Closing Press Release and Closing Filing will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Buyer makes no representation with respect to any forward-looking statements supplied by or on behalf of Buyer for inclusion in, or relating to information to be included in the Proxy Statements, Signing Press Release, Signing Filing, Closing Press Release or Closing Filing. Notwithstanding the foregoing, Buyer makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, Sellers or their Affiliates.

3.3 Representations and Warranties with respect to Sellers. Each Seller represents to Buyer, with respect to such Seller and not with respect to any Seller, as follows:

3.3.1 Organization, Standing, and Power. Such Seller, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.3.2 Authority.

(a) Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Seller of this Agreement and any other Transaction Document to which said Seller is a party and the performance of any Seller’s obligations under this Agreement and the other Transaction Documents to which such Seller is a party have been duly and validly authorized by all necessary action on the part of said Seller and no other action on the part of Seller, or its members or manager, are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer and Company) constitutes a valid and binding obligation of said Seller enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors rights generally, and (b) general equitable principles, regardless of whether enforceability is considered in a Proceeding at law or in equity.

(b) The execution and delivery of this Agreement and compliance with the provisions of this Agreement do not and will not (i) conflict with, or result in any material violation or breach of, or default (with or without notice) under, any provision of the Organizational Documents of such Seller, (ii) violate any Law or Order to which such Seller is subject, or (iii) violate any agreement or instrument to which said Seller is a party or by which said Sellers assets are bound, except, in the case of items (ii) and (iii) above, for any violation that individually or in the aggregate, would not materially and adversely affect the ability of such Seller to consummate the Transactions contemplated hereby, and discharge its obligations under, this Agreement and the Transaction Documents to which such Seller is a party.

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(c) Such Seller owns good, valid and marketable title to the Company Shares set forth opposite such Seller’s name on Exhibit B, free and clear of any and all Liens, other than those imposed under applicable securities Laws. There are no proxies, voting rights, shareholders’/stockholders’ agreements or other agreements or understandings, to which such Seller is a party or by which such Seller is bound, with respect to the voting or transfer of any of such Seller’s Company Shares other than this Agreement. Upon delivery of such Seller’s Company Shares to Buyer on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Company Shares and good, valid and marketable title to such Company Shares, free and clear of all Liens (other than those imposed under applicable securities Laws or those incurred by Buyer), will pass to Buyer.

(d) There is no Proceeding pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving such Seller, whether at law or in equity, before or by any Governmental Entity, which would reasonably be expected to materially and adversely affect the ability of such Seller to consummate the Transactions contemplated by, and discharge its obligations under, this Agreement and the Transaction Documents to which such Seller is a party.

3.3.3 Investment Representations. Such Seller, as identified on the signature pages hereto: (a) either is (i) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (ii) not a “U.S. person” as such term is defined in Rule 902 of Regulation S promulgated under the Securities Act, is not acquiring the Exchange Shares for the account or benefit of any U.S. person, is not, at the time of the execution of this Agreement, and will not be at the time of Closing, in the United States and is not a “distributor” (as defined in Regulation S); (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws and (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available; (d) is aware that an investment in Buyer is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Seller Registration Rights Agreement, Buyer is under no obligation hereunder to register the Exchange Shares under the Securities Act. Such Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(i) under the Securities Act), such Seller is capable of evaluating the risks and merits of an investment in Buyer and of protecting its interests in connection with this investment. Such Seller has carefully read and understands all materials provided by or on behalf of Buyer or its Representatives to such Seller or such Seller’s Representatives pertaining to an investment in Buyer and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller.

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Such Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Such Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions contemplated hereby and the suitability of this Agreement and the Transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Buyer or its Representatives. Such Seller acknowledges and agrees that, except as set forth in Section 3.2 (including the related portions of the Buyer Disclosure Schedules and the SEC Documents), no representations or warranties have been made by Buyer or any of its Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Buyer or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Such Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

Article IV
COVENANTS OF COMPANY AND SELLER

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article X or the Closing, Company agrees (except as expressly contemplated by this Agreement or as otherwise consented to in advance in writing by Buyer, which consent shall not be unreasonably delayed, conditioned or withheld) as follows:

4.1 Conduct of Business.

4.1.1 Ordinary Course. Company shall, and shall cause each of the other Target Companies to, carry on its business in the ordinary course consistent with past practice, will continue to observe its obligations to comply with the requirements of all applicable Laws and regulations, and will use commercially reasonable efforts to (i) preserve intact its present business organization and its assets, (ii) keep available the services of its officers, consultants, and employees (other than termination of such services for cause), (iii) maintain and preserve the goodwill and relationships with manufacturers, customers, suppliers, contractors, distributors, and others having business relationships with it and (iv) maintain its books, records and financials in accordance with applicable Accounting Principles. Company will promptly notify Buyer of any event or occurrence not in the ordinary course of business of any Target Company that would result, or could reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. Without limiting the above, prior to the earlier of the termination of this Agreement pursuant to Article X or the Closing Date, the Company shall not, and shall cause its

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subsidiaries to not (except as (i) expressly contemplated by this Agreement, (ii) as required by applicable Law, or (iii) as otherwise consented to in advance in writing by Buyer, which consent shall not be unreasonably delayed, conditioned or withheld):

(a) except as required under the terms of any agreement existing as of the date of this Agreement as disclosed in the Company Disclosure Schedule, (i) increase the compensation or benefits of any of the current or former directors, officers, employees or consultants of any Target Company (collectively, “Employees”), (ii) establish or amend any Benefit Plan, (iii) terminate the employment of any Employee (other than due to terminations for cause), or (iv) grant any severance or termination pay to any Employee, other than in such Target Company’s ordinary course of business and consistent with past practices;

(b) assign, transfer, dispose of, or license ownership of Company IP Rights or any other assets;

(c) authorize for issuance, issue, grant, sell, dispose of or propose to issue, grant, sell or dispose of any of its equity interests, Convertible Securities or any commitments, subscriptions or rights of any kind to acquire or sell any of its equity interests, Convertible Securities or other securities, including any securities convertible into or exchangeable for any of its shares or other equity interests or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(d) abandon or permit to lapse any Company IP Rights;

(e) disclose any of Company’s Trade Secrets to any third party, other than pursuant to confidentiality agreements;

(f) declare, set aside, or pay any distribution with respect to any Company Shares, or repurchase, redeem, or acquire any outstanding Company Shares or other ownership interests in Company, or otherwise change the capitalization of any Target Company in any manner from the way it existed on the date of this Agreement;

(g) amend Company’s Organizational Documents or comparable charter or governance documents of any Target Company;

(h)    incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(i) commence a lawsuit, or settle, compromise, or otherwise terminate any litigation, claim, investigation, or other settlement negotiation;

(j) make any payments to any third parties in excess of $100,000;

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(k) extend an offer of employment to a candidate whose annual compensation shall be in excess of $300,000;

(l) enter into any joint venture, partnership, limited liability company, or operating agreement with any Person;

(m) enter into any Company Material Contract or breach, modify, amend, or terminate any Company Material Contracts (including insurance policies covering Company’s properties or assets), or waive, release, or assign any rights or claims under any Company Material Contracts, except as expressly required or permitted by this Agreement;

(n)  voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $300,000 individually or $600,000 in the aggregate other than pursuant to the terms of a Company Material Contract;

(o) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

(p) acquire or dispose of capital stock of any third party or merge or consolidate with any third party;

(q) establish any subsidiary or enter into any new line of business;

(r) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(s)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(t) knowingly take any action that would or is reasonably likely to (i) make any representation or warranty of Company contained in this Agreement inaccurate, (ii) result in any of the conditions in Article VII not being satisfied, or (iii) impair the ability of Company to consummate the Transactions in accordance with the terms of this Agreement; or

(u) authorize, commit, or agree to take any of the foregoing actions.

4.1.2 Seller Transfers. Without limiting Section 4.1.1, except as set forth in Section 4.1.2 of the Company Disclosure Schedule, prior to Closing or termination of this Agreement, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed, or conditioned (i) Company shall not issue any Company Securities, and (ii) no Seller shall sell, transfer or dispose of any Company Securities owned by such Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Company Securities (A) becomes a Joining Seller hereunder by executing and delivering to Buyer and Company a Seller

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Joinder, which Seller Joinder is accepted in writing and executed and delivered by Buyer, Company and Seller Representative, and (B) executes and delivers to Buyer and Company any Transaction Documents which such transferee would have been required to be a party or bound if such transferee were a Signing Seller on the date of this Agreement or to which the transferring Seller is otherwise bound. Notwithstanding anything to the contrary in this Agreement, the Parties shall make any appropriate adjustments to Exhibit B and each Seller’s Pro Rata Share and Earnout Stock to account for any such new Seller.

4.1.3 Exclusivity; Acquisition Proposals.

(a) For purposes of this Agreement, an “Alternative Transaction” means (A) with respect to Company, Sellers and their respective Affiliates, a transaction (other than the Transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Buyer and its Affiliates, a transaction (other than the Transactions contemplated by this Agreement) concerning a merger, consolidation or other business combination involving Buyer, the issuance of equity interests in Buyer resulting in a change of Control of Buyer, or the sale of all or a substantial portion of the assets of the Renovaro Group.

(b) Prior to the earlier of the termination of this Agreement pursuant to Article X or the Closing, in order to induce Buyer to continue to commit to expend management time and financial resources in furtherance of the Transactions contemplated hereby, the Target Companies and Sellers shall not, and shall cause their Representatives to not, without the prior written consent of Buyer, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding the Target Companies or their Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group of Persons (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, other than as required by applicable Law, (iii) engage or participate in discussions or negotiations with any Person or group of Persons with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Company and any Seller shall notify Buyer as promptly as practicable (and in any event within three (3) business days) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers,

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requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to the Target Companies or their Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. Prior to Closing, each Target Company shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

4.1.4 Company Financial Statements.

(a)  Company shall deliver to Buyer as promptly as reasonably practicable (but in any event no later than October 30, 2023) following the date of this Agreement, (i) the audited consolidated financial statements of the Target Companies (including any related notes thereto) for the years ended December 31, 2022 and 2021, consisting of the audited consolidated balance sheets of the Target Companies as of December 31, 2022 and 2021, and the related audited consolidated income statements, changes in shareholder/stockholder equity and statements of cash flows for the fiscal years then ended, audited by a Public Company Accounting Oversight Board (“PCAOB”) qualified auditor in accordance with US GAAP and PCAOB standards (the “2022 Company Financials”), and (ii) interim unaudited consolidated financial statements of the Target Companies for the six months ended June 30, 2023 and 2022, consisting of the interim unaudited consolidated balance sheet of the Target Companies as of June 30, 2023 and 2022, prepared in accordance with US GAAP and PCAOB standards, subject to year-end audit adjustments and excluding footnotes (the “2023 Interim Company Financials”). Company shall cause (A) the 2022 Company Financials and the 2023 Interim Company Financials to be prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) the 2022 Company Financials to be audited in accordance with the standards of the PCAOB and to contain a report of Company’s auditor and (C) the 2022 Company Financials and the 2023 Interim Company Financials to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) In the event the Closing does not occur prior to November 15, 2023, the Company shall deliver to Buyer as promptly as reasonably practicable (but in any event no later than November 15, 2023) interim unaudited consolidated financial statements of the Target Companies for the nine months ended September 30, 2023 and 2022, consisting of the interim unaudited consolidated balance sheet of the Target Companies as of September 30, 2023 and 2022, prepared in accordance with US GAAP and PCAOB standards, subject to year-end audit adjustments and excluding footnotes (the “September Company Financials”).

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The Parties agree the term “2023 Interim Company Financials” shall be modified to include the September Company Financials if their delivery is required prior to Closing. As used herein, the defined term “Latest Balance Sheet Date” shall mean the date of the balance sheet contained in the 2023 Interim Company Financials, as modified by the previous sentence.

(c) Prior to Closing, and beginning with the month ended October 31, 2023, within thirty (30) calendar days following the end of each calendar month and within thirty (45) calendar days following the end of each three-month quarterly period, Company shall deliver to Buyer an interim unaudited consolidated income statement and an interim unaudited consolidated balance sheet of the Target Companies for the period from the Latest Balance Sheet Date through the end of such calendar month or quarterly period and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with US GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, Company will also promptly deliver to Buyer copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

4.1.5 No Trading. Each of Company and Sellers acknowledges and agrees that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq (or other applicable national exchange) promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of Company and Sellers hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Buyer (other than to engage in the Transactions contemplated by this Agreement), communicate such information to any third party, take any other action with respect to Buyer in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

4.2 Notification; Access to Information.

4.2.1 Cooperation. From the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, Company will (i) confer with Buyer and its Representatives, at such times as they may request, during normal business hours and upon reasonable advance notice, about operational and integration matters to the extent permitted by Law, (ii) in the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a material breach of any of the representations and warranties in Section 3.1, give detailed written notice to Buyer and use commercially reasonable efforts to prevent or promptly remedy such breach or inaccuracy, (iii) promptly notify Buyer if it fails to comply with or satisfy any covenant, condition or agreement

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to be complied with or satisfied by it or its Affiliates or any Seller hereunder in any material respect; and (iv) promptly notify Buyer of any change in the normal course of any business, operations, or financial condition of the Target Companies or their respective Assets or properties, or any emergency related to the same.

4.2.2 Access to Information. Company will, subject to applicable Law, afford Buyer and its Representatives reasonable access during normal business hours during the period before the Closing to all information concerning the business, properties, and personnel of the Target Companies, as Buyer may reasonably request that is necessary to complete the Transactions and prepare for an orderly transition of operations after the Closing; provided that such access does not disrupt the normal operations of the Target Companies and does not contravene applicable Law.

4.3 Consents and Notices. Company will use its commercially reasonable efforts, and each Seller will cooperate with Buyer and Company, to promptly (a) apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents included in Section 3.1.4 of the Company Disclosure Schedule (if any), (b) provide all notices included in Section 3.1.4 of the Company Disclosure Schedule (if any), and (c) make all filings required with respect to any Target Company for the consummation of the Transactions (if any).

4.4 Commercially Reasonable Efforts. Each Target Company will use commercially reasonable efforts to effect the Transactions applicable to such Party, including the satisfaction of the respective conditions set forth in Article VII, applicable to Company, and including to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the Transactions applicable to Company (including making all filings (if any), giving all notices (if any) required to be made and given by Company in connection with the Transactions and using commercially reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable Law, Contract or otherwise) by such Party in connection with the Transactions).

4.5 Proxy Statement. Company and Sellers shall, and shall cause the Target Companies to, furnish all information concerning the Target Companies and Sellers as Buyer may reasonably request in connection with the preparation of the Proxy Statements, including, without limitation, any information in response to comments received from the SEC, if applicable.

4.6 Issuance of Company Ordinary Shares to Consultant. Immediately prior to Closing, Company shall (i) issue to Consultant that number of Company Ordinary Shares that would result in Consultant receiving 1,000,000 Exchange Shares at Closing pursuant to Section 2.2 and (ii) use commercially reasonable efforts to cause the Consultant to become a Joining Seller.

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Article V
COVENANTS OF BUYER

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article X or the Closing, Buyer agrees (except as expressly contemplated by this Agreement or as otherwise consented to in advance in writing by Company, which consent shall not be unreasonably delayed, conditioned or withheld) as follows:

5.1 Conduct of Business.

5.1.1 Ordinary Course. Buyer shall, and shall cause each of the other Renovaro Group members to, carry on its business in the ordinary course consistent with past practice, will continue to observe its obligations to comply with the requirements of all applicable Laws and regulations, and will use commercially reasonable efforts to (i) preserve intact its present business organization and its assets, (ii) keep available the services of its officers, consultants, and employees (other than termination of such services for cause), (iii) maintain and preserve the goodwill and relationships with manufacturers, customers, suppliers, contractors, distributors, and others having business relationships with it and (iv) maintain its books, records and financials in accordance with US GAAP. Buyer will promptly notify Sellers and Company of any event or occurrence not in the ordinary course of business of any Renovaro Group member that would result, or could reasonably be expected to result, individually or in the aggregate, in a Buyer Material Adverse Effect. Without limiting the above, prior to the earlier of the termination of this Agreement pursuant to Article X or the Closing Date, Buyer shall not, and shall cause its subsidiaries to not (except as (i) expressly contemplated by this Agreement, (ii) as required by applicable Law, or (iii) as otherwise consented to in advance in writing by Company and Sellers, which consent shall not be unreasonably delayed, conditioned or withheld):

(a) except as required under the terms of any agreement existing as of the date of this Agreement as disclosed in the Buyer Disclosure Schedule, (i) increase the compensation or benefits of any of the current or former directors, officers, or employees of any Renovaro Group member (collectively, “Buyer Employees”), (ii) establish or amend any Benefit Plan, (iii) terminate the employment of any Buyer Employee (other than due to terminations for cause) or (iv) grant any severance or termination pay to any Buyer Employee, other than in Buyer’s ordinary course of business and consistent with past practices;

(b) assign, transfer, dispose of, or license ownership of Buyer IP Rights or any other assets;

(c) abandon or permit to lapse any Buyer IP Rights;

(d) disclose any Buyer’s Trade Secrets to any third party, other than pursuant to confidentiality agreements;

(e) declare, set aside, or pay any distribution with respect to any Buyer Common Stock, or repurchase, redeem, or acquire any outstanding Buyer Common Stock or other ownership interests in Buyer, or otherwise change the capitalization of Buyer in any manner from the way it existed on the date of this Agreement;

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(f) amend the Organizational Documents of Buyer;

(g)   incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(h) commence a lawsuit, or settle, compromise, or otherwise terminate any litigation, claim, investigation, or other settlement negotiation;

(i) make any payments to any third parties in excess of $100,000 outside of the ordinary course of business;

(j) extend an offer of employment to a candidate whose annual compensation shall be in excess of $300,000;

(k) enter into any joint venture, partnership, limited liability company, or operating agreement with any Person;

(l) enter into any Buyer Material Contract or breach, modify, amend, or terminate any Buyer Material Contracts (including insurance policies covering Buyer’s properties or assets), or waive, release, or assign any rights or claims under any Buyer Material Contracts, except as expressly required or permitted by this Agreement;

(m)  voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $300,000 individually or $600,000 in the aggregate other than pursuant to the terms of a Company Material Contract;

(n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

(o) acquire or dispose of capital stock of any third party or merge or consolidate with any third party;

(p) establish any subsidiary or enter into any new line of business;

(q) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

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(r)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(s) knowingly take any action that would or is reasonably likely to (i) make any representation or warranty of Buyer contained in this Agreement inaccurate, (ii) result in any of the conditions in Article VII not being satisfied, or (iii) impair the ability of Buyer to consummate the Transactions in accordance with the terms of this Agreement; or

(t) authorize, commit, or agree to take any of the foregoing actions.

5.1.2 Exclusivity; Acquisition Proposals.

(a) Prior to the earlier of the termination of this Agreement pursuant to Article X or the Closing, in order to induce Company and Sellers to continue to commit to expend management time and financial resources in furtherance of the Transactions contemplated hereby, Buyer shall not, and shall cause its Representatives to not, without the prior written consent of Company, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding Buyer or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group of Persons (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, other than as required by applicable Law, (iii) engage or participate in discussions or negotiations with any Person or group of Persons with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(b) Buyer shall notify Company and the Sellers’ Representative as promptly as practicable (and in any event three (3) business days) in writing of the receipt by Buyer or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to Buyer or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. Prior to Closing, Buyer shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

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5.1.3 Buyer Public Filings

(a) From the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, Buyer will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by Buyer with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Documents”). All such Additional SEC Documents (including any financial statements or schedules included therein) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder. As used in this Section 5.1.3, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC Documents which discuss or refer to this Agreement or the Transactions shall be subject to the prior review and approval of Company (not to be unreasonably withheld, delayed or conditioned).

(b) From the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, Buyer shall promptly notify the Sellers’ Representative of the filing of any Additional SEC Documents.

(c) From the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, Buyer shall use its best efforts to maintain the listing of the Buyer Common Stock on the Nasdaq.

5.2 Notification; Access to Information.

5.2.1 Cooperation. From the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, Buyer will (i) confer with Company, Sellers, and their Representatives, at such times as they may request, during normal business hours and upon reasonable advance notice, about operations and integration matters to the extent permitted by Law, (ii) in the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a material breach of any of the representations and warranties in Section 3.2, Buyer will give detailed written notice to Company and will use commercially reasonable efforts to prevent or promptly remedy such breach or inaccuracy; (iii) promptly notify Company if it fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; and (iv) promptly notify the Sellers’ Representative of any change in the normal course of any business, operations, or financial condition of the Renovaro Group or their respective Assets or properties, or any emergency related to the same.

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5.2.2 Access to Information. Buyer will, subject to applicable Law, afford Company and Sellers and their respective Representatives reasonable access during normal business hours during the period before the Closing to all information concerning the business, properties, and personnel of Buyer, as Company and any Seller may reasonably request that is necessary to complete the Transactions and prepare for an orderly transition of operations after the Closing; provided that such access does not disrupt the normal operations of the Renovaro Group and does not contravene applicable Law.

5.3 Consents and Notices. Buyer will use its commercially reasonable efforts, and will cooperate with Company and Seller, to promptly (a) apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents included in Section 3.2.5 of the Buyer Disclosure Schedule, including Stockholder Approval, (b) provide all notices included in Section 3.2.5 of the Buyer Disclosure Schedule (if any), and (c) make all filings required with respect to Buyer for the consummation of the Transactions (if any).

5.4 Commercially Reasonable Efforts. Buyer will use commercially reasonable efforts to effect the Transactions and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement, including the satisfaction of the respective conditions set forth in Article VII, applicable to Buyer, and including to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the Transactions applicable to Buyer (including making all filings (if any), giving all notices (if any) required to be made and given by Buyer in connection with the Transactions and using commercially reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any applicable Law, Contract or otherwise) by such Party in connection with the Transactions).

5.5 Proxy Statements; Buyer Stockholder Meeting.

5.5.1 Proxy Statements As promptly as practicable after the date of this Agreement and in any event no later than fifteen (15) days from the delivery of the 2022 Company Financials and the 2023 Company Interim Financials, Buyer shall prepare and file with the SEC a notice of meeting and preliminary proxy statement (“Notice of Meeting and Preliminary Proxy Statement”) relating to a meeting of Buyer’s stockholders (the “Buyer Stockholder Meeting”) to be held for the purpose of voting on the matters requiring Stockholder Approval. As promptly as practicable after filing such Notice of Meeting and Preliminary Proxy Statement, but in any event subject to the rules and regulations of the SEC, Buyer shall prepare and file with the SEC, and mail to its stockholders of record as of the close of business on the Record Date (the “Record Stockholders”), a notice of meeting and definitive proxy statement relating to the Buyer Stockholder Meeting (the “Notice of Meeting and Definitive Proxy Statement”). The Notice of Meeting and Preliminary Proxy Statement and Notice of Meeting and Definitive Proxy Statement are hereinafter referred to as the “Proxy Statements.”

5.5.2 Buyer Stockholder Meeting The Buyer Stockholder Meeting shall be called for a date which, after taking into consideration the provisions of the Buyer Organizational Documents, the Delaware General Corporation Law,

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the rules and regulations of the SEC and the NASDAQ Listing Rules and the recommendations of any proxy solicitor engaged by Buyer with respect to the Buyer Stockholder Meeting and the Transactions, is as prompt as practicable after the Notice of Meeting and Definitive Proxy Statement is filed with the SEC and mailed to the Record Stockholders. Buyer shall consult with Company in fixing the record date for the Buyer Stockholder Meeting (the “Record Date”) and the date of the Buyer Stockholder Meeting, give notice to Company of the Buyer Stockholder Meeting and allow Company’s Representatives to attend the Buyer Stockholder Meeting. Buyer shall use its reasonable best efforts to obtain the approval of the holders of Buyer Common Stock at Buyer Stockholder Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the matters to be approved by the Stockholder Approval, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders therefor. Buyer shall provide the Company with updates with respect to the tabulated vote counts received by Buyer; provided, however, that Buyer shall not be permitted to postpone the Buyer Stockholder Meeting more than the earlier of (i) ten (10) business days prior to the Outside Date and (ii) ten (10) calendar days from the date of the first Buyer Stockholder Meeting without the prior written consent of Company (not to be unreasonably withheld, delayed or conditioned), and (c) the right to review and comment on all communication sent to holders of Buyer Common Stock and/or proxy solicitation firms.

5.5.3 Stockholder Approval of Amendment If the Buyer’s stockholders approve the matters to be approved by the Stockholder Approval at the Buyer Stockholder Meeting, then promptly after the Buyer Stockholder Meeting and prior to the Closing, Buyer shall amend the Buyer’s Organizational Documents in accordance with the amendments contemplated by the Proxy Statements as described in Section 2.3.

5.6 Fairness Opinion. Buyer will use its commercially reasonable efforts to cause an investment bank to issue to Buyer an opinion to the effect that, as of the Closing Date, the consideration to be paid to the Sellers pursuant to the terms of this Agreement is fair, from a financial point of view, to Buyer.

5.7 D&O Policy. Buyer shall amend the D&O Policy in form reasonably satisfactory to Company in order to provide the members of the Post-Closing Buyer Board and any new officers of Buyer appointed after the date hereof with at least as favorable terms and scope of coverage as those of the D&O Policy covering Buyer’s officers and directors on the date hereof.

Article VI
ADDITIONAL AGREEMENTS

Buyer and Company each agree to take the following actions after the execution of this Agreement:

6.1 Confidentiality Agreement. Company and Buyer agree that the Confidential Disclosure Agreement dated July 17, 2023, by and between Gedi Health Group, Ltd. and Buyer (“Confidentiality Agreement”) will continue in full force and effect and will be applicable to all “Confidential Information” (as such term is defined in the Confidentiality Agreement) exchanged in connection with this Agreement and the Transactions.

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6.2 Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such cost or expense; provided, however, that Buyer shall pay for all costs and expenses of the Company in connection with the preparation and audit of the 2022 Company Financials, including engaging an accounting firm to assist the Company in the preparation of the 2022 Company Financials and the 2023 Interim Company Financials. For the avoidance of doubt, all expenses in connection with the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing, the Buyer Stockholder Meeting and all Buyer related disclosure included in the Proxy Statements shall be borne by Buyer.

6.3 Further Assurances. Prior to Closing, Buyer, Company, and Sellers, as applicable, shall sign and deliver any documents and instruments and take any further action that is reasonably necessary or desirable to effect the Closing and to carry out the purposes of this Agreement.

6.4 Public Announcements.

6.4.1 Prior Written Consent The Parties agree that prior to Closing, no public release, filing or announcement concerning this Agreement or the Transaction Documents or the Transactions contemplated hereby or thereby, including the existence or status thereof, shall be issued by any Party or any of their respective Affiliates without the prior written consent of Buyer and Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of Nasdaq, in which case the applicable Party shall promptly notify Buyer and Company (as applicable) of such obligations and shall use its commercially reasonable efforts to allow Buyer and Company (as applicable) reasonable time to review and comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

6.4.2 Press Releases and Filings Buyer and Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) business days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Buyer shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement and the Transaction Documents as required by Federal Securities Laws, which Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) business day after the execution of this Agreement, provided that Company receive a substantially complete draft of the Signing Press Release and Signing Filing no more than one (1) business day after the date of this Agreement). Buyer, Company and the Sellers’ Representative shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) business days thereafter), issue a press release announcing the consummation of the Transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the

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Closing Press Release, Buyer shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Sellers’ Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Entity or other third party in connection with the Transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Entity in connection with the Transactions contemplated hereby.

6.5 Post-Closing Board of Directors. The Parties shall take all necessary action, including causing certain directors of Buyer to resign, so that effective as of the Closing, Buyer’s board of directors (the “Post-Closing Buyer Board”) will consist of nine (9) individuals (such persons, the “Directors”): (i) one (1) of which shall be the Chief Executive Officer of Buyer, (ii) the four (4) persons that are designated by Buyer prior to the Closing, at least three (3) of whom shall qualify as an “independent director” under NASDAQ Listing Rule 5605(a), and (iii) the four (4) persons that are designated by Company prior to the Closing, at least two (2) of whom shall be required to qualify as an “independent director” under NASDAQ Listing Rule 5605(a); provided that the Post-Closing Buyer Board will meet all diversity and other requirements under applicable Law and the NASDAQ Listing Rules. The board of directors of Company immediately after the Closing shall be the same as the Post-Closing Buyer Board. At or prior to the Closing, Buyer will provide each Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Director, to be effective upon the Closing (or if later, such Director’s appointment).

6.6 Indemnification of Company’s Board and Officers The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Buyer or Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Buyer or Company (the “D&O Indemnified Persons”) as provided in its Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Buyer or Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Buyer and Company shall cause the Organizational Documents of Buyer and Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of, as applicable, Buyer or Company to the extent permitted by applicable Law. The provisions of this Section 6.6 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

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6.7 Post-Closing Tax Matters.

6.7.1 Returns Filed. Following the Closing, Buyer will prepare and timely file, or cause to be prepared and timely filed, any Tax Return with respect to a Pre-Closing Tax Period with a due date (including any applicable extensions) after the Closing Date (including any Tax Returns with respect to a Straddle Period). Such Tax Returns will be prepared in a manner consistent with past practice, except to the extent otherwise required under applicable law. Buyer will provide all such Tax Returns that are income Tax Returns to the Sellers’ Representative for review at least fifteen (15) days prior to the due date for such Tax Returns (including any applicable extensions), and Buyer will reasonably and in good faith consider any comments made by the Sellers’ Representative before the due date for such Tax Returns with respect to such Tax Returns that are consistent with the standard set forth in the preceding sentence.

6.7.2 Tax Cooperation. Each of Buyer and each Seller will cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Tax Contest with respect to Pre-Closing Tax Periods.

6.7.3 No Amendments. Following the Closing Date, Buyer will not amend or cause to be amended any Tax Return, make or change any Tax election, agree to the extension or waiver of the statute of limitations period or take any other action that has the effect of extending the period of assessment or collection, initiate discussions or examinations with any Governmental Entity, or make any voluntary disclosures, in each case with respect to Taxes of Company that relates to a Pre-Closing Tax Period, and in each case except (i) as required by applicable law as mutually agreed by Buyer and Sellers, (ii) with the consent of the Sellers’ Representative, which consent will not be unreasonably withheld, delayed, or conditioned, or (iii) if the Buyer, in its sole and absolute discretion, makes or causes to be made any Section 338 Election.

6.7.4 Transfer Taxes. All Taxes and fees (including any penalties and interest) incurred in connection with the Transactions shall be borne and paid by the Party to which it accrues under applicable Law.

6.7.5 Election Under Section 338 of the Code. Each Party hereto acknowledges and agrees that the Buyer, in its sole and absolute discretion, may (but is not obligated to) make or cause to be made an election under Section 338(g) of the Code (and any comparable provision of applicable U.S. state or local Tax Law) with respect to the purchase of the equity interests of one or more of the Target Companies and if the Buyer so makes, or causes to be made, such an election, each party hereto shall cooperate with each other and take all actions necessary and appropriate (including filing such additional forms, returns, elections schedules and other documents as may be required) to effect and preserve a timely election, in accordance with Section 338(a) of the Code and the applicable Treasury Regulations promulgated thereunder (each such election, a “Section 338 Election”).

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6.8 Efforts to Consummate; Regulatory Matters and Approvals.

6.8.1 Defense of Proceedings. Except as otherwise provided in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to defend against any Proceedings challenging this Agreement or the consummation of the Transactions, seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity that is not yet final and nonappealable vacated or reversed, and executing any additional instruments reasonably requested by another Party (without cost or expense to the executing Party) necessary to carry out the Transactions and to fully carry out the purposes of this Agreement.

6.9 Securities Laws Compliance. Buyer covenants to take all actions, make all filings and transmit all documents required under all Federal Securities Laws and state securities laws and regulations with respect to the Transactions contemplated by this Agreement, the Transaction Documents and all related agreements.

6.10 Delivery of Disclosure Schedules. Buyer shall deliver the Buyer Disclosure Schedules and Exhibit 2.2.1 to Sellers and Company, and Sellers and Company shall deliver the Company Disclosure Schedules to Buyer, within ten (10) Business Days from the date of this Agreement.

6.11 Additional Sellers. Company and the Signing Sellers shall use commercially reasonable efforts to cause all other holders of Company Ordinary Shares to become Parties to this Agreement as a “Joining Seller” by executing and delivering to Buyer and Company (i) a Seller Joinder to this Agreement, which joinder is accepted in writing and executed and delivered by Buyer and Company, and (ii) any Transaction Documents which such transferee would have been required to be a party or bound if such transferee were a Seller on the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties shall make any appropriate adjustments to Exhibit B and each Seller’s Pro Rata Share and Earnout Stock to account for any such new Seller.

6.12 Seller Registration Rights Agreement. Sellers and Buyer shall enter into a Registration Rights Agreement, in the form attached as Exhibit C hereto (the “Seller Registration Rights Agreement”), which Seller Registration Rights Agreement shall become effective as of the Closing.

6.13 Issuance of Company Ordinary Shares to Employee. Immediately prior to Closing, pursuant to its contractual obligation, Company shall (i) issue to an employee that number of Company Ordinary Shares required to be issued pursuant to such contractual obligation, and (ii) use commercially reasonable efforts to cause such employee to become a Joining Seller. Upon the exchange of Company Shares for Exchange Shares pursuant to Section 2.2, Buyer shall cause any reverse vesting, forfeiture provision or any other restrictions applicable to such Company Ordinary Shares issued to such employee prior to Closing to apply to such Exchange Shares received by such employee.

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Article VII
CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or before Closing, of each of the following conditions:

7.1.1 Buyer Stockholder Approval. Buyer shall have received Stockholder Approval at the Buyer Stockholder Meeting in accordance with the Proxy Statements.

7.1.2 Consents. Each Consent listed on Section 3.1.4 of the Company Disclosure Schedule (if any) and Section 3.2.5 of the Buyer Disclosure Schedule will have been obtained or provided, other than such Consents (a) as Buyer and Company agree Company will not seek to obtain, or (b) the failure of which to obtain would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, Buyer Material Adverse Effect, or as a result of the Transactions, a Buyer Material Adverse Effect or Company Material Adverse Effect.

7.1.3 No Order. No Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other Order (whether temporary, preliminary, or permanent) that (a) is in effect and (b) has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions (which illegality or prohibition would have a Company Material Adverse Effect or Buyer Material Adverse Effect if the Transactions were consummated).

7.1.4 Nasdaq Listing. Buyer shall have received evidence reasonably satisfactory to Buyer, the Sellers’ Representative and Company that immediately after the Closing and after giving effect to the issuance of the Exchange Shares and any of the other Transactions contemplated by this Agreement, the shares of Buyer Common Stock shall remain listed on Nasdaq.

7.2 Conditions to Obligations of Buyer. In addition to the conditions specified in Section 7.1, the obligations of Buyer to consummate the Share Exchange and the other Transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Buyer) of the following conditions:

7.2.1 Representations and Warranties of Company and Sellers.

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(a) The representations and warranties of Company and Sellers contained in Section 3.1.1, Section 3.1.2, Section 3.1.3, Section 3.1.4(a), Section 3.1.17, Section 3.1.18 and Section 3.1.20 (the “Company Fundamental Representations”) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such date). All other representations and warranties of Company and Sellers in this Agreement shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such date), except where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The representations and warranties of Sellers contained in Section 3.3.1, Section 3.3.2(a), Section 3.3.2(b), and Section 3.3.2(c) (the “Seller Fundamental Representations”) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such date). All other representations and warranties of Sellers in this Agreement shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such date), except where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

7.2.2 Agreements and Covenants. Company and Sellers shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

7.2.3 No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Target Companies since the date of this Agreement which is continuing and uncured.

7.2.4 Return of All Distributions. All distributions made by any Target Company to any Affiliate since August 1, 2023, shall have been repaid to the Target Company.

7.2.5 Certain Transaction Documents. Each (i) Seller shall have duly executed and delivered to Buyer the Seller Registration Rights Agreement, and (ii) Seller that Buyer and Company mutually agree upon, in good faith, that is to be a party to a non-competition agreement shall have duly executed and delivered to Buyer a non-competition agreement.

7.2.6 Seller’s and Company’s Closing Deliverables(a) Officer’s Certificate. Buyer will have received from Company a certificate, dated the Closing Date, signed by an executive officer of Company certifying as to the Company’s satisfaction of the conditions specified in Sections 7.2.1(a), 7.2.2, 7.2.3 and 7.2.4.

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(b) Sellers’ Certificates. Buyer will have received a certificate from each Seller, dated the Closing Date, signed by such Seller, certifying as to such Seller’s satisfaction of the conditions specified in Sections 7.2.1(b), and 7.2.2.

(c) Secretary’s Certificate. Company shall have delivered to Buyer a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), (B) the requisite resolutions of Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Transaction Documents to which Company is a party or by which it is bound, and the consummation of the Transactions contemplated hereby and thereby, and (C)  the incumbency of officers of Company authorized to execute this Agreement or any Transaction Document to which Company is or is required to be a party or otherwise bound.

(d) Good Standing. Company shall have delivered to Buyer good standing certificates (or similar documents applicable for such jurisdictions, in the case of the Netherlands, such similar document being an excerpt of the Trade Register of the Dutch Chamber of Commerce) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Entity of the Target Company’s jurisdiction of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(e) Share Certificates and Transfer Instruments. Buyer shall have received from each Seller share certificates representing the Company Shares (or duly executed affidavits of lost share certificates in form and substance reasonably acceptable to Buyer and consistent with the Laws of England and Wales), if applicable, together with executed instruments of transfer in respect of Company Shares in favor of Buyer and in form reasonably acceptable for transfer on the books of Company.

7.2.7 Legal Action. Since the date of this Agreement, there will not be pending or threatened any Proceeding (a) challenging or seeking to restrain or prohibit the consummation of the Transactions, or seeking to obtain any material damages, or any award of attorney fees in connection with the Transactions; or (b) seeking to prohibit or impose any material limitations on Buyer’s ownership or operation of all or any portion of any Target Company’s respective businesses, or to compel Buyer to dispose of or hold separate all or any material portion of the assets of Target Company as a result of the Transactions.

7.2.8 Financial Statements. Company shall have delivered to Buyer the 2022 Company Financials and 2023 Interim Company Financials in the form required for Buyer’s independent public accounting firm to prepare financial statements in accordance with Buyer’s filing requirements with the SEC in respect to the Transactions.

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7.2.9 Fairness Opinion. The board of directors of Buyer shall have received an opinion from an investment bank to the effect that, as of the Closing Date, the consideration to be paid to the Sellers pursuant to the terms of this Agreement is fair, from a financial point of view, to Buyer.

7.2.10 Termination of Certain Agreements. All agreements listed in Section 7.2.10 of the Company Disclosure Schedule (if any) will have been terminated by the parties thereto, if any.

7.2.11 Joinder to this Agreements. All holders of Company Ordinary Shares immediately prior to the Closing shall have become Parties to this Agreement as a “Signing Seller” or a “Joining Seller” by executing and delivering to Buyer and Company a Seller Joinder to this Agreement so that immediately following the Closing, Buyer shall be the sole holder of Company Ordinary Shares.

7.3 Conditions to Obligation of Company and Sellers. In addition to the conditions specified in Section 7.1, the obligations of Company and Sellers to consummate the Share Exchange and the other Transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Company) of the following conditions:

7.3.1 Representations and Warranties of Buyer. The representations and warranties of Buyer contained in Section 3.2.1, Section 3.2.2, Section 3.2.3, Section 3.2.4, Section 3.2.5(a) and Section 3.2.20 (the “Buyer Fundamental Representations”) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date, except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such date. All other representations and warranties of Buyer in this Agreement shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such date), except where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifiers set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

7.3.2 Agreements and Covenants. Buyer shall have performed, in all material respects, all of Buyer’s obligations and complied, in all material respects, with all of Buyer’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

7.3.3 No Buyer Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred with respect to Buyer since the date of this Agreement which is continuing and uncured.

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7.3.4 Certain Transaction Documents. Buyer shall have duly executed and delivered to the Sellers’ Representative: (i) the Seller Registration Rights Agreement, and (ii) each non-competition agreement.

7.3.5 Buyer Organizational Documents. Buyer shall have amended its Organizational Documents to reflect the Stockholder Approval as described in Section 2.3.

7.3.6 Appointment to the Board. The members of the Post-Closing Buyer Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.5.

7.3.7 Buyer Closing Deliverables.

Officer’s Certificate. Company will have received from Buyer a certificate, dated the Closing Date, signed by an executive officer of Buyer certifying as to the satisfaction of the conditions specified in Sections 7.3.1, 7.3.2 and 7.3.3.

Secretary’s Certificate. Buyer shall have delivered to Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Buyer’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Buyer’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Transaction Document to which Buyer is or is required to be a party or otherwise bound.

Good Standing. Buyer shall have delivered to Company a good standing certificate (or similar documents applicable for such jurisdictions) for Buyer certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Entity of Buyer’s jurisdiction of organization.

(d) Exchange Shares. Buyer shall have delivered to each Seller, such Seller’s Exchange Shares, in book entry form, in the name of such Seller, and promptly thereafter on the Closing Date a copy of the records of Securities Transfer Corporation, transfer agent for Buyer, showing such Seller as the owner of such Exchange Shares.

7.4 Frustrations of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to Company, any Target Company or any Seller) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

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Article VIII
INDEMNIFICATION

8.1 Indemnification by Sellers. Subject to the limitations in this Article VIII, if the Closing of the Transactions occurs, from and after Closing, each Seller (the “Indemnifying Seller”) will defend, indemnify, and hold Buyer and its respective officers, directors, agents, consultants, advisors, Representatives and equity holders (each of the foregoing being referred to individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”) harmless from and reimburse Buyer (on behalf of Buyer Indemnified Persons), without duplication, for all documented and out-of-pocket costs or expenses (including without limitation, reasonable attorney’s fees), judgments, levies, losses, damages, fines, Liens, Taxes and penalties, except for any punitive, consequential, indirect or exemplary damages (except, in each case, to the extent reasonably foreseeable) or losses or damages on account of loss of future opportunities (collectively, “Losses”), incurred by Buyer Indemnified Persons arising out of, relating to or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of Company or Sellers contained in Section 3.1 of this Agreement (as modified by the Company Disclosure Schedule);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by such Seller under this Agreement (other than as a direct result of the failure of Buyer to perform its agreements under this Agreement);

(c) any inaccuracy in or breach of any representation or warranty of such Seller contained in Section 3.3 of this Agreement (as modified by the Company Disclosure Schedule);

(d) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed on or prior to Closing by the Company under this Agreement (other than as a direct result of the failure of Buyer to perform its agreements under this Agreement);

(e) any claims by (A) any then current or former holder or alleged then-current or former holder of any Company Securities, arising out of, resulting from or in connection with (I) the Transactions or this Agreement, or (II) such Persons status or alleged status as a holder of Company Securities at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise or (B) any Person to the effect that such Person is entitled to any Company Securities or any payment in connection with the Transactions by virtue of such Company Securities; and

(f) any Pre-Closing Taxes;

provided, that (i) and in the case of Sections 8.1(a), (b), (c) or (d) above, without giving effect to any “materiality” limitations or references to “Company Material Adverse Effect” in determining Losses (but not in determining whether any breaches of representations and warranties have occurred); and (ii) each Seller shall only be liable to Buyer Indemnified Persons for indemnification under Sections 8.1(a), (d) and (e) above in proportion to such Seller’s Pro Rata Share of such Losses. Notwithstanding the foregoing, in no event shall any Indemnifying Seller have any liability to a Buyer Indemnified Person with respect to a breach of representation, warranty or covenant under this Agreement to the extent that Buyer knew of such breach as of the Closing Date.

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8.2 Indemnification by Buyer. Subject to the limitations in this Article VIII, if the Closing of the Transactions occurs, from and after Closing, Buyer will defend, indemnify, and hold each Seller and its respective officers, directors, agents, consultants, advisors, Representatives, equity holders, and successors and assigns (each of the foregoing being referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”, and together with Buyer Indemnified Persons, “Indemnified Persons”) harmless from and reimburse Seller Indemnified Persons, without duplication, for all Losses incurred by Sellers Indemnified Persons arising out of, relating to or resulting from any of the following:

(a) any inaccuracy in or breach of any representation or warranty of Buyer contained in Section 3.2 of this Agreement (as modified by the Buyer Disclosure Schedule);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer or the Renovaro Group members under this Agreement (other than as a direct result of the failure of Company or Seller to perform its agreements under this Agreement);

(c) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed following the Closing by the Company under this Agreement (other than as a direct result of the failure of Seller to perform its agreements under this Agreement);

(d) any claims by (A) any then current or former holder of any Buyer equity interests or Convertible Security, arising out of, resulting from or in connection with the Transactions or this Agreement or (B) any Person to the effect that such Person is entitled to any Buyer equity interests or Convertible Securities or any payment in connection with the Transactions by virtue of such Buyer equity interests or Convertible Securities;

(e) any action, claim or Proceeding arising out of or relating to Serhat Gumrukcu, William Anderson Wittekind, their Affiliates, or their relationship with Buyer or the other Renovaro Group members as current or former stockholders;

(f) any legal Proceeding relating to any inaccuracy, breach, claim or expense of the type referred to in the preceding clauses (a) through (e) (including, without limitation, any legal Proceeding commenced by a Seller for the purpose of enforcing its rights under this Article VIII if Seller is the prevailing party in any such legal Proceeding);

provided, that in the case of Sections 8.2(a), (b) or (c) above, without giving effect to any “materiality” limitations or references to “Buyer Material Adverse Effect” in determining Losses (but not in determining whether any breaches of representations and warranties have occurred). Notwithstanding the foregoing, in no event shall Buyer have any liability to a Seller Indemnified Person with respect to a breach of representation, warranty or covenant under this Agreement to the extent that Sellers knew of such breach as of the Closing Date.

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8.3 Third Party Claims.

(a) Whenever an Indemnified Person receives a written notice that a claim or demand has been asserted or threatened by any Person who is not a Party to this Agreement for which such Indemnified Person may seek indemnification under Article VIII of this Agreement (other than claims or demands covered by Section 8.4) (a “Third Party Claim”), the Indemnified Person shall notify the Indemnifying Party of such Third Party Claim and of the related facts within the Indemnified Person’s knowledge within a reasonable time after receiving such written notice; provided that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article VIII, except and only to the extent such delay actually prejudices the Indemnifying Party.

(b) The Indemnifying Party shall have the right to participate in the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Person pursuant to this Section 8.3. In addition, the Indemnifying Party will have the right to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Party gives written notice to the Indemnified Person within fifteen (15) business days after the Indemnified Person has given notice of the Third Party Claim under to this Section 8.3 stating that it has elected to assume the defense of such Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, (iv) the Indemnified Person has not been advised by counsel that an actual or probable conflict exists between the Indemnified Person and the Indemnifying Party in connection with the defense of the Third Party Claim, (v) the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Proceeding and (vi) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently at its expense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.3(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Person. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided that the Indemnifying Party will pay the fees and expenses of separate counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

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(c) Notwithstanding any other provision of this Agreement, the Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of all Indemnified Persons from all liabilities arising or relating to, or in connection with, the Third Party Claim from the Person with which such settlement is made and (iii) involves no finding or admission of any violation of Laws or the rights of any Persons.

(d) If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Person in writing of its election to defend as provided in this Agreement, or otherwise at any time fails to conduct the defense of such Third Party Claim actively and diligently, the Indemnified Person may defend the Third Party Claim and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate. The Indemnifying Party shall remain responsible for any Losses of the Indemnified Person the Indemnifying Party would be responsible for pursuant to this Article VIII in the event that (i) the Indemnifying Party does not elect to defend such Third Party Claim pursuant to Section 8.3(b) or (ii) the Indemnifying Party and the Indemnified Person are parties to or subject to such Third Party Claim and conflicts of interest exist between the Indemnified Person and the Indemnifying Party.

8.4 Tax Contests. Notwithstanding anything to the contrary in this Agreement (including Section 8.3), following the Closing Date, Buyer will have the right, in Buyer’s sole and absolute discretion, to conduct and control, through counsel of Buyer’s choosing, the defense of any Tax Contest; provided, however, that to the extent that any Tax Contest could reasonably give rise to an indemnification claim by Buyer under Article VIII Buyer will (i) provide notice of such Tax Contest to the Sellers’ Representative within thirty (30) days after receiving written notice of the commencement of such Tax Contest from the relevant Governmental Entity (provided that any failure by Buyer to provide such notice to the Sellers’ Representative within such period will not relieve Sellers of any obligation or liability to Buyer, except and only to the extent such delay actually prejudices the Sellers), (ii) provide to the Sellers’ Representative all information reasonably requested by the Sellers’ Representative regarding such Tax Contest, (iii) permit Sellers to evaluate and comment on such Tax Contest at Sellers’ sole expense, and (iv) reasonably and in good faith consider any such comments of the Sellers’ Representative. Buyer may settle, adjust, or compromise any such Tax Contest, in Buyer’s sole and absolute discretion, without the consent of Sellers. In the event that Sellers consent in writing to any settlement, adjustment, or compromise of any Tax Contest, Sellers will not have any power or authority to object under any provision of Article VIII to the amount of any claim by Buyer for indemnification under Article VIII with respect to such settlement, adjustment, or compromise.

8.5 Survival. All representations, warranties, covenants, and agreements set forth in this Agreement will survive the Closing, subject to the following:

(a) (i) The Company Fundamental Representations and the Seller Fundamental Representations shall survive the Closing until the date that is six (6) years from the Closing Date; (ii) the representations and warranties of the Sellers contained in Section 3.1.16 (Tax Matters) shall survive until 90 days after the expiration of the applicable statute of limitations; and (iii) all other representations and warranties of the Company and Sellers contained in Section 3.1 and Section 3.3 shall survive the Closing until the date that is twenty four (24) months from the Closing Date.

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(b) (i) The Buyer Fundamental Representations shall survive the Closing until the date that is six (6) years from the Closing Date; (ii) the representations and warranties of the Buyer contained in Section 3.2.17 (Tax Returns and Payments) shall survive until 90 days after the expiration of the applicable statute of limitations; and (iii) all other representations and warranties of Buyer contained in Section 3.2 shall survive the Closing until the date that is twenty four (24) months from the Closing Date.

(c) The covenants and other agreements of the Parties set forth herein (other than the covenants which by their terms are to be performed prior to the Closing) shall survive the Closing until the date that is five (5) years from the Closing Date or for the period explicitly specified therein.

(d) Notwithstanding anything in this Section 8.5 to the contrary, in the event a Notice of Claim is asserted by the Buyer Indemnified Persons or the Seller Indemnified Persons related to or arising out of an inaccuracy or breach in any representation, warranty, covenant or claim during the time periods provided for in Sections 8.5(a), (b), and (c), such representation, warranty, covenant or claim will continue to survive until such matter has been resolved by settlement, litigation (including all appeals related thereto), arbitration or otherwise. For purposes of clarity, only a Notice of Claim needs to be given during the applicable time period, without a requirement to commence Proceedings.

(e) Notwithstanding anything in this Section 8.5 to the contrary, in the event a claim is asserted by a Buyer Indemnified Person or Seller Indemnified Person related to or arising out of an inaccuracy or breach in any representation or warranty that results from or constitutes Fraud by Sellers or Buyer, respectively, such representation or warranty will survive without any time limitation.

8.6 Limitations. Indemnified Persons will be entitled to indemnification under Article VIII only if the following conditions included in this Section 8.6 are met.

8.6.1 Threshold Amounts.

(a) Sellers shall not be liable for any Losses pursuant to Section 8.1 (a) or Section 8.1 (c) which, individually considered, are lower than an amount equal to $250,000 (the “Threshold Amount”). Any Losses pursuant to Section 8.1 (a) or Section 8.1 (c) not exceeding the Threshold Amount shall be considered non-indemnifiable Losses under this Agreement; provided, however, that a series of claims or multiple claims for Losses arising out of the same or substantially the same set of facts or circumstances shall be deemed to have arisen from a single event subject to indemnification for purposes of determining the foregoing Threshold Amount. Notwithstanding anything contained in this Agreement to the contrary, the Threshold Amount limitation shall not apply to (i) claims for Losses made by the Buyer Indemnified Persons pursuant to any of the Company Fundamental Representations or Seller Fundamental Representations, (ii) claims for Losses made by the Buyer Indemnified Persons pursuant to Section 8.1 (b), Section 8.1 (d) and Section 8.1 (e), and (iii) claims for Losses arising out of Fraud.

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(b) Buyer shall not be liable for any Losses pursuant to Section 8.2 (a) which, individually considered, are lower than the Threshold Amount. Any Losses pursuant to Section 8.2 (a) not exceeding the Threshold Amount shall be considered non-indemnifiable Losses under this Agreement; provided, however, that a series of claims or multiple claims for Losses arising out of the same or substantially the same set of facts or circumstances shall be deemed to have arisen from a single event subject to indemnification for purposes of determining the foregoing Threshold Amount. Notwithstanding anything contained in this Agreement to the contrary, the Threshold Amount limitation shall not apply to (i) claims for Losses made by the Seller Indemnified Persons pursuant to any of the Buyer Fundamental Representations, (ii) claims for Losses made by the Seller Indemnified Persons pursuant to Section 8.2 (b), Section 8.2 (c), Section 8.2 (d), Section 8.2 (e) and Section 8.2 (e), and (iii) claims for Losses arising out of Fraud.

8.6.2 Caps.

(a) The Indemnifying Sellers shall always have the right to satisfy any claim for indemnification hereunder with shares of Buyer Common Stock issued to it hereunder, and other than in respect of Fraud, shall never be required to make a cash payment to satisfy the indemnification claims, unless the Indemnifying Seller so elects. Notwithstanding anything herein to the contrary, other than in respect of Fraud:

(i) the maximum aggregate amount of indemnifiable Losses which may be recovered from any Seller for indemnification by the Buyer Indemnified Persons pursuant Section 8.1(a) and Section 8.1(c) shall be an amount equal to such Seller’s Pro Rata Share of fifteen percent (15%) of the Exchange Consideration received at Closing, calculated as of the Closing Date in accordance with Section 8.8 (the “General Cap”); provided, however, that the General Cap will not apply to claims for Losses made by the Buyer Indemnified Persons for any breaches of, or inaccuracies in, any of the Company Fundamental Representations, Company Special Representations or the Seller Fundamental Representations;

(ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from any Seller for indemnification by the Buyer Indemnified Persons pursuant any breach or inaccuracy in any of the Company Special Representations shall be an amount equal to such Seller’s Pro Rata Share of fifty percent (50%) of the Exchange Consideration received at Closing, calculated as of the Closing Date in accordance with Section 8.8 (the “Special Cap”); provided, however, that Sellers’ liability for Losses under Section 8.1(a) and Section 8.1(c) (excluding for any breaches of, or inaccuracies in, any of the Company Fundamental Representations or the Seller Fundamental Representations) collectively, shall not exceed the Special Cap in the aggregate; and

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(iii) no Seller shall have any Liability under Section 8.1 in excess of a maximum aggregate amount equal to such Seller’s Pro Rata Share of the Exchange Consideration received at Closing, calculated as of the Closing Date in accordance with Section 8.8.

(b) Notwithstanding anything herein to the contrary, other than in respect of Fraud:

(i) the maximum aggregate amount of indemnifiable Losses which may be recovered from Buyer for indemnification by the Seller Indemnified Persons pursuant Section 8.2(a) shall be an amount equal to General Cap; provided, however, that the General Cap will not apply to claims for Losses made by the Seller Indemnified Persons for any breaches of, or inaccuracies in, any of the Buyer Special Representations or Buyer Fundamental Representations;

(ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from Buyer for indemnification by the Seller Indemnified Persons pursuant any breach or inaccuracy in any of the Buyer Special Representations shall be an amount equal to the Special Cap; provided, however, that Buyer’s liability for Losses under Section 8.2(a) (excluding for any breaches of, or inaccuracies in, any of the Buyer Fundamental Representations) shall not exceed the Special Cap in the aggregate; and

(iii) Buyer shall not have any Liability under Section 8.2 in excess of a maximum aggregate amount equal to the Exchange Consideration received at Closing, calculated as of the Closing Date in accordance with Section 8.8.

(c) Notwithstanding anything herein to the contrary, no limitations on indemnification set forth in this Article VIII, including with respect to time limits, the Threshold Amount, the General Cap and the Special Cap shall apply to any claims for Losses arising out of Fraud.

8.7 Exclusive Remedy. Subject to Section 11.10, with the exception of claims based upon Fraud, the Parties acknowledge and agree that their sole and exclusive remedy with respect to claims for any breach of any representation, warranty, covenant or agreement set forth herein or otherwise relating to the subject matter of this Agreement from and after the Closing Date shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, subject to Section 11.10, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant or agreement set forth herein that it may have against the other Parties hereto arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Notwithstanding the foregoing, nothing in this Section 8.7 or elsewhere in this Agreement will affect an Indemnified Person’s right to equitable remedies to the extent available or to seek any remedy on account of Fraud.

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8.8 Value of Shares. If a Buyer Indemnified Person makes a claim directly against the Indemnifying Seller for indemnifiable Losses under this Article VIII, the Indemnifying Seller may elect, at the Indemnifying Sellers sole and absolute discretion, to satisfy such claim with cash or Buyer Common Stock beneficially owned by the Indemnifying Seller. To the extent any claim for indemnifiable Losses under this Article VIII is to be satisfied by the return and cancellation of any Buyer Common Stock paid to the Indemnifying Seller, the per share value of any such Buyer Common Stock at the time of satisfaction, release and cancellation shall be an amount in U.S. dollars, equal to the Buyer Common Stock’s VWAP for the period of thirty (30) consecutive trading days ending on the trading day immediately prior to such date of payment. The Buyer Indemnified Persons’ sole recourse against the Indemnifying Seller in respect of any finally resolved indemnification obligations of the Indemnifying Sellers shall be to seek return and cancellation of a portion of the Buyer Common Stock then held by the Indemnifying Seller, pursuant to the pricing terms and subject to the limitations of this Article VIII. Notwithstanding the immediately preceding sentence to the contrary, if an Indemnifying Seller, at the time of payment of a claim for which it is liable hereunder, does not hold a sufficient number of shares to satisfy the claim because it has previously sold shares of Buyer Common Stock acquired hereunder, then such Indemnifying Seller may be liable hereunder in cash for an amount up to the lesser of (i) the net proceeds actually received by him for the sale of its shares of Buyer Common Stock acquired hereunder and (ii) the amounts remaining under the General Cap or Special Cap to the extent applicable to such indemnifiable claim.

8.9 Losses Net of Insurance Coverage. In calculating amounts payable to an Indemnified Person, the amount of any indemnified Losses shall be computed net of (i) payments actually recovered by such Person under any insurance policy, with respect to such Losses, less any increase in the corresponding premium, and (ii) any prior recovery by such Person from any third party with respect to such Losses.

8.10 No Duplicative Recovery. Where substantially the same events or circumstances qualify under one or more single or multiple claims or under one or more provisions of this Agreement, the Indemnified Person shall not be entitled to double or duplicative recovery of Losses arising out of such events or circumstances, or to calculate its Losses by duplicating or double counting its Losses arising out of such events or circumstances. For the avoidance of doubt, if the Indemnified Person is entitled to bring the claim under more than one provision of this Agreement, such Indemnified Person may choose at its sole and absolute discretion the provision or provisions under which it seeks indemnification.

8.11 Straddle Period. In the case of a Straddle Period: (a) the amount of any property or similar ad valorem Taxes of any Target Company for a Straddle Period that relate to the portion of such Straddle Period through the end of the Closing Date will be deemed to be the total amount of such Taxes for the Straddle Period multiplied by a fraction, (i) the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and (ii) the denominator of which is the total number of days in such Straddle Period, and (b) the amount of any Taxes based on or measured by income, gains, or receipts of any Target Company for the portion of such Straddle Period through the end of the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date.

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8.12 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Exchange Consideration for Tax purposes unless otherwise required by applicable law.

Article IX
CLAIMS

9.1 Notice of Claims and Expenses. Promptly after the receipt by Buyer (on behalf of a Buyer Indemnified Person) or the Sellers’ Representative (on behalf of a Seller Indemnified Person) of notice or discovery of any Proceeding or other Loss that such Party believes gives rise to a claim for indemnification (a “Claim”) under Article VIII, such Party will give the other Party (which will be Buyer or the Sellers’ Representative, as the case may be) (the “Indemnifying Party”) written notice of such Claim (a “Notice of Claim”). Each Notice of Claim will include the following: (i) a statement that such Party believes that an Indemnified Person is entitled to indemnification under Article VIII, (ii) the actual Losses being claimed, and (iii) a summary of known, relevant facts with respect to such Claim; provided that no defect in the information contained in such Notice of Claim will relieve the Indemnifying Party from any obligation under Article VIII, except to the extent such failure to include information actually prejudices such Indemnifying Party.

9.2 Resolution of Claims. Following timely provided notice of a Claim under this Agreement in accordance with Section 9.1 (other than a Third Party Claim which is governed by Section 8.3), the Indemnifying Party will have thirty (30) days from the date notice was provided of such Claim (the “Dispute Period”) to make such investigation of the Claim as the Indemnifying Party deems necessary or advisable. For purposes of such investigation, the Indemnified Person will make available to the Indemnifying Party all the information reasonably related to such Claim relied upon by, or in the possession or control of, the Indemnified Person to substantiate such Claim. If the Indemnifying Party disagrees with the validity or amount of all or a portion of such Claim made by the Indemnified Person, the Indemnifying Party will provide to the Indemnified Person written notice thereof (the “Indemnification Dispute Notice”) prior to the expiration of the Dispute Period. If the Indemnifying Party provides notice that it does not have a dispute with respect to such Claim for indemnification, then such Claim will be deemed approved and consented to by the Indemnifying Party (such Claim being referred to herein as an “Approved Indemnification Claim”). The Indemnifying Party will pay the amount of the Approved Indemnification Claim by wire transfer of immediately available funds (or, in the case of an Indemnifying Seller, by delivery of its shares of Buyer Common Stock to the extent applicable under Article VIII) within five (5) business days after such Claim is determined to be an Approved Indemnification Claim. If no Indemnification Dispute Notice is timely provided to the Indemnified Person within the Dispute Period or if an Indemnification Dispute Notice is provided to the Indemnified Person within the Dispute Period and the Indemnifying Party and the Indemnified Person do not agree to the validity and/or amount of such disputed Claim, the Indemnifying Party and the Indemnified Person shall negotiate in good faith for a period of at least sixty (60) days to resolve the dispute. If the Indemnifying Party and the Indemnified Person are unable to come to an agreement regarding such disputed Claim during such sixty (60) day period, such dispute shall be resolved in accordance with Section 9.3.

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9.3 Arbitration. If there is a dispute with respect to a Claim and no settlement agreement is reached despite negotiations between the Parties in accordance with Section 9.2, then either Party may, by written notice to the other, submit such dispute to binding arbitration to the American Arbitration Association in Wilmington, Delaware, which will administer the arbitration in accordance with the American Arbitration Association Commercial Arbitration Rules in effect on the date of the execution of this Agreement (the “Rules”). Arbitration in accordance with this Section 9.3 will be conducted by a sole arbitrator mutually selected by the Parties; provided that if the Parties fail to mutually select an arbitrator within fifteen (15) business days after such dispute is submitted to the American Arbitration Association, then Buyer or Seller will follow the arbitrator selection procedures in accordance with the Rules. The arbitrators’ authority will be confined to determining (a) whether the Indemnified Person is entitled to recover any indemnifiable Losses and (b) the prevailing party and any award of fees or costs (or both). The final decision of the arbitrator will include the dollar value of the award to the Indemnified Person, if any, and will be furnished to both parties in writing. The prevailing party, as determined by the arbitrator, will be entitled to an award of reasonable attorneys’ fees and costs, and responsibility for all costs of arbitration paid or payable by the prevailing party, as determined by the arbitrator, will be allocated among the parties in the discretion of the arbitrator and specified in the arbitrators award. The arbitrator will not have the power to alter, amend, or otherwise affect the terms of these arbitration provisions or any other provision of this Agreement or any other documents that are executed in connection with this Agreement. The final decision of the arbitrator will constitute the conclusive determination of the issues in question, binding upon both parties. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

Article X
TERMINATION, AMENDMENT, AND WAIVER

10.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time before the Closing:

10.1.1 Mutual Written Consent. By mutual written consent of Buyer and Company (on behalf of itself and Sellers);

10.1.2 Written Notice by Buyer or Sellers’ Representatives. By written notice by Buyer or the Sellers’ Representative if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by February 28, 2024 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 10.1.2 shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to Company, any Seller) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

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10.1.3 Written Notice of Order. By written notice by either Buyer or Company if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1.3 shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to Company, any Seller) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Entity;

10.1.4 Written Notice of Breach by Buyer. By written notice by Company to Buyer, if (i) there has been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3.1 or Section 7.3.2 to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Buyer or (B) the Outside Date; provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 10.1.4 if at such time Company or any Seller is in material uncured breach of this Agreement;

10.1.5 Written Notice of Breach by Company or Seller. By written notice by Buyer to Company, if (i) there has been a breach by Company or any Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2.1 or Section 7.2.2 to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Company or (B) the Outside Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.5 if at such time Buyer is in material uncured breach of this Agreement;

10.1.6 Written Notice of Company Material Adverse Effect. By written notice by Buyer to Company, if there shall have been a Company Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured and continuing;

10.1.7 Written Notice of Buyer Stockholder Meeting. By written notice by either Buyer or Company to the other, if the Buyer Stockholder Meeting is held (including any adjournment or postponement thereof) and has concluded, Buyer’s stockholders have duly voted, and the Stockholder Approval was not obtained;

10.1.8 Written Notice of Unsatisfactory Buyer Due Diligence. By written notice by Buyer to the Sellers’ Representative if Buyer reasonably determines that there has been a material adverse change to the Target Companies’ AI Technologies, Company IP Rights or capital structure,

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except as contemplated by this Agreement on or prior to the date that is five (5) Business Days following the date of the delivery of the Company Disclosure Schedules to Buyer pursuant to Section 6.10; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.8 if at such time Buyer is in material uncured breach of this Agreement; or

10.1.9 Written Notice of Unsatisfactory Seller Due Diligence. By written notice by the Sellers’ Representative to Buyer if the Sellers reasonably determined that there has been a material adverse change to the Buyer IP Rights or capital structure, except as contemplated by this Agreement on or prior to the date that is five (5) Business Days following the date of the delivery of the Buyer Disclosure Schedules to the Sellers pursuant to Section 6.10; provided, that Sellers shall not have the right to terminate this Agreement pursuant to this Section 10.1.9 if at such time Company or any Seller is in material uncured breach of this Agreement.

10.2 Effect of Termination. In the event of termination of this Agreement by either Company or Buyer, this Agreement will become void and have no effect, and there will be no liability or obligation on the part of Buyer, Company, any Seller, or, as applicable, their respective officers or directors, except that (a) the provisions of Sections 6.1 (Confidentiality Agreement), 6.4 (Public Announcements), 10.2 (Effect of Termination), Article XI (General Provisions), and the Confidentiality Agreement will survive any termination, and (b) no Party will be relieved of any liability or damages arising from Fraud or the willful breach by such Party of any of its representations, warranties, or covenants included in this Agreement. Without limiting and subject to the foregoing, and except as provided in this Section 10.2 and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.10, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

Article XI
GENERAL PROVISIONS

11.1 Notices. All notices, requests, demands, or other communications required or permitted to be given under this Agreement will be in writing and deemed given and received upon (a) personal delivery, (b) one business day after being sent, if sent by reputable, nationally recognized overnight courier service, (c) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice), or (d) affirmative confirmation of a receipt of an email:

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(i)	if to Buyer, or to Company after Closing:	Renovaro Biosciences Inc. Attention: Luisa Puche, Chief Financial Officer 9480 NE 2nd Avenue, #73 Miami, FL 33138 Email: lpuche@renovarobio.com
	With a copy (which will not constitute notice) to:	K&L Gates LLP 200 South Biscayne Boulevard Suite 3900 Miami, Florida 33131-2399 Attention: Clayton E. Parker, Esq. Facsimile No.: 305-358-7095 Email: clayton.parker@klgates.com
(ii)	if to Company (before Closing), to:	GEDi Cube Intl Ltd 71-75 Shelton Street Covent Garden London WC2H 9JQ Attn.: Karen Brink, Statutory Director E-mail: karen@gedicube.com
	With a copy (which will not constitute notice) to:	Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Miami, FL 33131 Attention: John D. Owens, III, Esq. Email: owensjohn@gtlaw.com
(iii)	if to Sellers’ Representative to:	Yalla Yalla Ltd. Q2, Level 7, Quad Central, Triq L-Esporaturi Central Business District, Birkirkara, CBD 1040, Malta Attention: Karen Brink E-mail: kbri@mac.com

11.2 Disclosure Schedule. Certain information set forth in the schedules to the Buyer Disclosure Schedule and the Company Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with or expand the representations and warranties made by Buyer, Company, or Seller, as applicable,

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in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Buyer, Company, or any Seller, as applicable. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any of the schedules to the Buyer Disclosure Schedule or the Company Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party may use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any of the schedules is or is not in the ordinary course of business for purposes of this Agreement. The section number headings in the schedules to the Buyer Disclosure Schedule and the Company Disclosure Schedule correspond to the section numbers in this Agreement and any information disclosed in any section of the schedules shall be deemed to be disclosed and incorporated into any other section of the schedules (and, for the avoidance of doubt, for purposes of any other representations and warranties in this Agreement) where the relevance of such disclosure is reasonably apparent on its face. The Parties do not assume any responsibility to any third person other than to the extent provided in the Agreement for the form or accuracy of any information herein. In disclosing information in the schedules included in the Buyer Disclosure Schedule and the Company Disclosure Schedule, Buyer, Company, and Sellers have not and do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

11.3 Supplements to Disclosure Schedule. From time to time before the Closing, Buyer will promptly supplement or amend the Buyer Disclosure Schedule, and Company and each Seller will promptly supplement or amend the Company Disclosure Schedule, with respect to any matter, condition, or occurrence arising, which if existing or occurring at the date of this Agreement that would have been required to be included in such respective Company Disclosure Schedule or Buyer Disclosure Schedule. No supplement or amendment to the Buyer Disclosure Schedule or Seller Disclosure Schedule, or filing of any Additional SEC Document, will (a) cure any breach of any representation or warranty made in this Agreement for the purpose of determining satisfaction of the closing conditions in Article VIII or Article VII, respectively, or (b) be taken into account for purposes of determining indemnification obligations in Article VIII. No amendment or supplement to such respective Company Disclosure Schedule or Buyer Disclosure Schedule will be permitted without the written consent of Company or Buyer, respectively.

11.4 Interpretation. As used in this Agreement, the term (a) “subsidiary” or “subsidiaries” means with respect to any Person, any entity or entities of which such Person directly or indirectly owns an amount of the voting securities or other voting ownership interests sufficient to elect a majority of its board of directors or other governing body (or, if there are no such interests, 50% or more of the equity interests); (b) “Affiliate” has the meaning included in Rule 12b-2 promulgated under the Exchange Act; (c) “business day” means any day other than a Saturday, Sunday, or a day on which banking institutions in New York,

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New York, the Netherlands or the United Kingdom are permitted or obligated by law to be closed for regular banking business; (d) “beneficially owned” or “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act; (e) the words “include,” “includes,” and “including” when used in this Agreement will be treated in each case as followed by the words “without limitation”; and (f) The respective Parties to this Agreement and their attorneys have negotiated this Agreement and any ambiguity or uncertainty in the language of this Agreement will not be presumptively construed for or against a Party as drafter. The table of contents and headings in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. A reference to a section, schedule, or an exhibit means a section in, or schedule or exhibit to, this Agreement unless otherwise explicitly provided. A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and the Buyer Disclosure Schedule. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by Company to Buyer shall mean posted to the electronic data room established in respect to the Transactions at least two business days prior to the date of this Agreement.

The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

11.5 Counterparts. This Agreement may be executed (a) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (b) by facsimile or electronic mail. The execution and delivery of a signature page in the form annexed to this Agreement by any Party who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such Party.

11.6 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement, and the Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement (a) is not intended to confer upon any other Person any rights or remedies under this Agreement (except as otherwise expressly provided in this Agreement); and (b) will not be assigned by operation of law or otherwise except as otherwise specifically provided.

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11.7 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

11.8 Amendment; Waiver. Except as may otherwise be provided in this Agreement and by applicable law, any provision, exhibit, or schedule of this Agreement may be amended or modified by the Parties before the Closing Date, if and only if such amendment or modification is in writing and signed on behalf of each of the Parties to this Agreement. This Agreement may not be amended, modified or supplemented after the Closing Date except by written agreements of the Parties. No waiver by any Party of any of the provisions of this Agreement will be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver nor will any single or partial exercise of any right, remedy, power or privilege arising from this Agreement preclude any other or further exercise of this Agreement or the exercise of any other right, remedy, power, or privilege.

11.9 Successors and Assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Buyer and Company (and after the Closing, Buyer and Sellers), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and assigns.

11.10 Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any Party hereto of any right to specific performance or injunctive relief. Except as otherwise provided herein and specifically subject to Section 8.7, the Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy. Except as otherwise provided herein, the Parties agree that, in addition to any other remedies, each will be entitled to an injunction to prevent breaches of this Agreement and to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy or posting a bond.

11.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

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11.12 Submission to Jurisdiction. Subject to the provisions of Section 9.3, for the purpose of any action arising out of or relating to this Agreement brought by any Party against another Party arising out of or relating to this Agreement or any of the Transactions (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom, (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (c) agrees that it shall not bring any legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (d) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 11.1; provided, however, that the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.

11.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY ARISING UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. AS A RESULT EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO LITIGATION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND MAKES THIS WAIVER VOLUNTARILY.

11.14 Sellers’ Representative.

11.14.1 Appointment of Seller’s Representative. Each Seller does hereby irrevocably appoint the Sellers’ Representative as its true and lawful attorney-in-fact and agent, with full power of substitution or re-substitution, to act on behalf of such Seller with respect to this Agreement and the Transaction Documents in accordance with the terms and provisions of this Agreement, and to take any and all actions and make any decisions required or permitted to be taken by the Sellers’ Representative pursuant to this Agreement or the Transaction Documents, including the power:

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(a) to give and receive notices and communications;

(b) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 6.7;

(c) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Transaction Documents;

(d) make all elections or decisions contemplated by this Agreement and the Transaction Documents;

(e) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Sellers’ Representative in complying with his duties and obligations;

(f) to receive funds, make payments of funds and give receipts for funds;

(g) to receive funds for the payment of expenses of Sellers and apply such funds in payment for such expenses; and

(h) take all actions necessary or appropriate in the good faith judgment of the Sellers’ Representative for the accomplishment of the foregoing.

Notwithstanding the above, in case any of the aforementioned actions need to be executed locally in the jurisdictions involved, the Sellers are obliged to grant the necessary documents, instruments and/or powers of attorney in accordance with the formalities and requirements established by the correspondent legislation. The appointment of the Sellers’ Representative to act on behalf of Sellers shall be deemed coupled with an interest and shall be irrevocable, and Buyer, Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in all matters referred to herein. All notices required to be made or delivered by Buyer to Sellers shall be made to the Sellers’ Representative for the benefit of Sellers and shall discharge in full all notice requirements of Buyer to Sellers with respect thereto. The Sellers’ Representative shall act for Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believes to be in the best interest of Sellers and consistent with the obligations of Sellers under this Agreement, but the Sellers’ Representative shall not be responsible to Sellers for any Losses which Sellers may suffer by the performance of the Sellers’ Representative’s duties under this Agreement, other than Losses arising from Fraud in the performance of such duties under this Agreement. The Sellers’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Sellers’ Representative.

11.14.2 Reliance by the Sellers’ Representative. The Sellers’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to him by Sellers or Buyer or any other evidence reasonably deemed by the Sellers’ Representative to be reliable, and the Sellers’ Representative shall be entitled to act on the advice of counsel selected by him.

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11.14.3 Expenses of the Sellers’ Representative. The Sellers’ Representative shall be entitled to retain counsel and to incur such expenses (including court costs and reasonable attorneys’ fees and expenses) as the Sellers’ Representative deems to be necessary or appropriate in connection with his performance of his obligations under this Agreement. All fees and expenses incurred by the Sellers’ Representative in performing his duties shall be borne by the Sellers.

11.14.4 Indemnification of the Sellers’ Representative. Each Seller hereby agrees to indemnify the Sellers’ Representative (in its capacity as such) against, and to hold the Sellers’ Representative (in its capacity as such) harmless from any and all liabilities of whatever kind which may at any time be imposed upon, incurred by or asserted against the Sellers’ Representative in such capacity in any way relating to or arising out of the Sellers’ Representative’s action or failure to take action pursuant to this Agreement or in connection herewith or therewith in such capacity; provided, that Sellers shall not be liable for the payment of any portion of such liabilities to the extent resulting from the Fraud of the Sellers’ Representative. Sellers hereby authorize the Sellers’ Representative to apply proceeds otherwise distributable to Sellers pursuant to this Agreement to satisfy any of Sellers’ obligations under this Section 11.14.4.

11.14.5 Resignation of the Sellers’ Representative. The Sellers’ Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Sellers according to each Seller’s Pro Rata Share (the “Majority Sellers”); provided, however, in no event shall the Sellers’ Representative resign or be removed without the Majority Sellers having first appointed a new Sellers’ Representative who shall assume such duties immediately upon the resignation or removal of the Sellers’ Representative. In the event of the death, incapacity, resignation or removal of the Sellers’ Representative, a new Sellers’ Representative shall be appointed by the vote or written consent of the Majority Sellers. Notice of such vote or a copy of the written consent appointing such new Sellers’ Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer, shall be entitled to rely on the decisions and actions of the prior Sellers’ Representative as described in Section 11.14.1.

11.15 Legal Representation Each Party, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), hereby agrees that. K&L Gates LLP (or any successor thereto) may represent Buyer or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation (or any continued representation) of Buyer in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the applicable Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to the applicable Waiving Parties.

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IN WITNESS WHEREOF, the Parties hereto have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

BUYER:

RENOVARO BIOSCIENCES INC.

By:	/s/ Mark Dybul_
Name:	Mark Dybul, M.D.
Title:	Chief Executive Officer

COMPANY:

GEDI CUBE INTL LTD.

By:	/s/ Frank Van Asch
Name:	Frank Van Asch
Title:	Director

SIGNING SELLERS:

YALLA YALLA LTD.

By:	/s/ Karen Brink
Name:	Karen Brink
Title:	Authorized Signature

SEPA BEHEER BV

By:	/s/ F.Y. Van Asch
Name:	F.Y. Van Asch
Title:	Director

CK VA KALKEN BEHEER BV

By:	/s/ CK Van Kalken
Name:	CK Van Kalken
Title:	Director

SELLERS’ REPRESENTATIVE:

YALLA YALLA LTD.

By:	/s/ Karen Brink
Name:	Karen Brink
Title:	Authorized Signature

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